UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Leidos Holdings, Inc.

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2020
PROXY STATEMENT

Notice of Annual
Meeting of Shareholders

MAY 1, 2020

leidos

Making the world safer,
healthier, and more efficient.

FORTUNE 500
2019

2020
PROXY STATEMENT
Notice of Annual
Meeting of Shareholders
MAY 1, 2020
Making the world safer, healthier, and more efficient.

Solve something important.
Leidos is a FORTUNE 500® science, engineering and information technology company that provides services and solutions in the defense, intelligence, civil and health markets. Our mission is to make the world safer, healthier, and more efficient with IT, engineering, and science. We’re driven by the impact and legacy of our work.
We bring domain-specific capability and innovations to customers in each of these markets by leveraging seven core capabilities: cyber; digital modernization; integrated systems; mission software systems; mission support; operations and logistics; and sensors, collection and phenomenology.
Applying our technically advanced solutions to help solve our customers’ most difficult problems has enabled us to build strong relationships with key customers. Our domestic customers include the U.S. Department of Defense, the U.S. Intelligence Community, the U.S. Department of Homeland Security, the Federal Aviation Administration, the Department of Veterans Affairs and many other U.S. government civilian agencies, as well as state and local government agencies. With a focus on delivering mission-critical solutions, Leidos generated 87% of fiscal 2019 revenues from U.S. government contracts. Leidos also serves international customers, including foreign governments and their agencies, primarily located in Australia and the United Kingdom.
CIVIL
We are helping to modernize infrastructure, systems, and security by offering transformative information technology, expert logistics, and proven inspection technologies for government and highly regulated commercial customers.
DEFENSE
Our defense business provides global customers with an innovative portfolio of secure, seamless systems, solutions, and services for multi-domain dominance and informed decision-making in every environment.
HEALTH
Our formula to improve healthcare is simple – fuse the world’s most advanced technologies with the brightest minds in science, research, and healthcare consulting.
INTELLIGENCE
We use cutting-edge technology and capabilities to support our customers’ critical mission and defend against evolving threats around the world.
KEY STATISTICS
Headquarters: Reston, Virginia
36,000 +/- employees worldwide
MARKETS
CIVIL DEFENSE
$3.7B 2019 $3.2B
33% $11.1B 29%
REVENUE HEALTH $ 2.0B INTELLIGENCE
18% $2.2B
20%
HONORS
WORKFORCE
16,000 21%+
Employees Cleared Employees are Military Veterans
%
Operation MVP is our
61
company-wide initiative
Top Secret +
to hire, train, and support returning veterans.
1,135 8,764
Employees with PhDs Employees Master’s Degrees with

On behalf of Leidos and our Board of Directors, I would like to thank you for your continued support.

Having just celebrated 50 years as a trusted provider of information technology, science, and engineering solutions for the government and highly-regulated commercial customers, Leidos is poised to deliver value for another 50 years. We have grown to 36,000 employees and our mission of making the world safer, healthier, and more efficient continues to inspire us. We are a company grounded in purpose making a difference every day.

2019 was a stand-out year for us. Early in the year, we conducted an enterprise-wide Engagement Survey, with an impressive 72% response rate. The company’s commitment to integrity, diversity, and inclusion all scored very high on the survey. Following these results, it was clear that inclusion should be a core Leidos value. As such, we added it this winter, communicating it to our senior leaders, cascading it throughout the enterprise and weaving it into all that we do.

Leidos fully understands its purpose as an organization that goes beyond the bottom line and remains committed to serving all stakeholders, including employees, customers, supplier partners, communities and shareholders. The Leidos Corporate Responsibility Report provides details about our sustainability efforts and the many campaigns that make an impact each day. Over the past year, we again pursued causes related to ethics and leadership, national security families, basic needs and wellness, and a continued focus on mental health initiatives, including programs related to opioid addiction. I am also pleased to highlight that we are ahead of our self-imposed goals related to sustainability beating our target for greenhouse gas emissions for 2019. Further, our new headquarters building will be certified as a LEED Gold building, providing our employees a great place to work while at the same time enabling us to be good stewards of the environment.

We also announced two strategic acquisitions. The first being IMX Medical Management Services (IMX) and its affiliated businesses, completed in August 2019. This acquisition complements the existing work of our subsidiary QTC Management, which provides federal disability and occupational health examination services across the U.S. IMX increases our office footprint in the mid-Atlantic and northeastern U.S. for independent medical examinations and extends our customer base for these evaluations and case management to include insurance carriers, employers, law firms, third party administrators, and state and local government.

The second acquisition announced was Dynetics, Inc., a high-technology, mission-critical services and solutions company in the national security, space, and intelligence sectors. We announced our Dynetics acquisition in December 2019, and closed the transaction in January 2020. Dynetics, Inc. expands our footprint in Huntsville, Alabama; better accelerates opportunities within the Leidos Innovations Center (LInC), particularly in hypersonics, space, autonomy and advanced sensors; and expands secure production, test, and assembly facilities to offer product-centric solutions. Both acquisitions will enable our future success and help us achieve continued growth.

At the end of the year, Leidos achieved fiscal year revenue of $11.10 billion, an 8.9% increase from the prior year. Our business development team did an outstanding job pursuing business with NASA, the U.S. Air Force, the Department of Energy, the U.K. Home Office, the Australian Ministry of Defence, and the Defense Information Systems Agency (DISA). Most importantly, we did all of this as an enterprise committed to integrity in all that we do – we were once again named as one of the World’s Most Ethical Companies® by the Ethisphere Institute.

As I write this letter the news is dominated by the latest development associated with COVID-19. At Leidos we have taken significant steps to protect our people. We have established a working group and have mobilized our company to make Leidos a leader in proactively addressing the health and safety of our employees and the risk of further spread of the virus. In addition, Leidos is at the forefront of finding global solutions to deal with this disease. In concert with our various customers, Leidos is supporting efforts to model the potential spread of the virus, research the cause and effect of the transmission, and fast track a vaccine through the FDA process.

I look forward to another solid year of performance and service to our stakeholders in 2020 and demonstrating value as a purposeful and profitable organization to you, our shareholders.

Notice of Annual Meeting of Stockholders

Friday, May 1, 2020 9:00 a.m., ET	Leidos Holdings, Inc. 1750 Presidents Street Reston, Virginia 20190

This proxy statement is being furnished to the stockholders of Leidos Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the company’s office at 1750 Presidents Street, Reston, Virginia, on Friday, May 1, 2020, at 9:00 a.m. ET. and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about March 20, 2020.

We are actively monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting at the time, date and place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the SEC as additional proxy solicitation materials and posted on our website at http://ir.leidos.com.

Items of Business:

1.	To elect thirteen directors;

2.	To approve, by a non-binding, advisory vote, the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2021;

4.	To approve an amendment to our certificate of incorporation to eliminate cumulative voting;

5.	To approve an amendment to our certificate of incorporation to eliminate supermajority voting provisions;

6.	To consider a stockholder proposal regarding stockholder proxy access, if properly presented; and

7.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Record Date: March 10, 2020

Audio Webcast:	The meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website at www.leidos.com.

Annual Report:	The Leidos 2019 Annual Report on Form 10-K and the Leidos Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT!

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call 1-800-690-6903.	IN PERSON Attend the Annual Meeting in Reston, VA.

By Order of the Board of Directors

Raymond L. Veldman
Corporate Secretary
March 20, 2020

LEIDOS HOLDINGS, INC.

Proxy Statement

Proposal 1 — Election of Directors

At the annual meeting, thirteen directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors (the “Board”) based on the recommendation of the Corporate Governance and Ethics Committee. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2020 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance and Ethics Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

2020 Proxy Statement    |    1

Proposal 1 — Election of Directors

GREGORY R. DAHLBERG Director Since 2016 Age: 68 Leidos Committees: Audit & Finance Human Resources & Compensation

Mr. Dahlberg previously held several senior executive positions at Lockheed Martin, including as the Senior Vice President for Washington Operations from 2009 to 2015. Prior to his years at Lockheed Martin, Mr. Dahlberg served as Minority Staff Director of the House Appropriations Defense Subcommittee with jurisdiction over funding for all Department of Defense and intelligence agency programs. Mr. Dahlberg was confirmed by the Senate as the 26th Under Secretary of the Army in 2000 and also served as Acting Secretary of the Army from January 2001 to March 2001.

Mr. Dahlberg’s extensive background in government and the defense industry provides our Board with experience that is directly relevant to our business as a government contractor.

DAVID G. FUBINI Director Since 2013 Age: 66 Leidos Committees: Human Resources & Compensation Technology & Information Security	Current Public Company Directorships Bain Capital Specialty Finance, Inc. Former Directorships During Past 5 Years Compuware Corporation

Mr. Fubini is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company, a consulting company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board.

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Proposal 1 — Election of Directors

MIRIAM E. JOHN Director Since 2007 Age: 71 Leidos Committees: Corporate Governance & Ethics Technology & Information Security (Chair)

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, after serving since 1982 in a number of managerial and technical roles, most recently of which was as Vice President of Sandia’s California Division. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the past chair of the National Academies’ Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab. She is a Senior Fellow and past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the DoD’s prestigious Eugene Fubini Award and the Navy’s Superior Public Service Award for her advisory contributions.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide critical perspectives on technical, national security and organizational issues important to our business.

FRANK KENDALL III Director Since 2017 Age: 71 Leidos Committees: Corporate Governance & Ethics Technology & Information Security

Mr. Kendall has over 40 years of experience in engineering, management, defense acquisition, and national security affairs in private industry, government, and the military. From 2012 to 2017, Mr. Kendall served as the Under Secretary of Defense for Acquisition, Technology and Logistics. He has been a consultant to defense industry firms, non-profit research organizations, and the Department of Defense in the areas of strategic planning, engineering management, and technology assessment. Mr. Kendall was Vice President of Engineering for Raytheon Company. He was also a Managing Partner at Renaissance Strategic Advisors, a Virginia-based aerospace and defense sector consulting firm.

Our Board believes that Mr. Kendall’s vast experience in government and the defense industry, his knowledge of military affairs and his technical, business and strategic planning background provide our Board with unique insights into key areas of our business as a provider of services and solutions to U.S. government customers, as well as international governments and broader commercial markets.

2020 Proxy Statement    |    3

Proposal 1 — Election of Directors

ROBERT C. KOVARIK, JR. Director Since 2018 Age: 70 Leidos Committees: Audit & Finance Human Resources & Compensation

Mr. Kovarik has held various leadership positions at globally recognized accounting and consulting firms. Mr. Kovarik served as a partner at Ernst & Young LLP from 2002 to 2008. He was part of the National Professional Practice group from 2005 to 2008, where he was a practice director for the Mid-Atlantic Area. From 2002 to 2005, Mr. Kovarik was an engagement partner for a wide range of corporate clients operating in both the government services and commercial markets. Prior to Ernst & Young, Mr. Kovarik was with Arthur Andersen, LLP for over 25 years. At Andersen he held a variety of leadership positions, and served as engagement partner for many large public and private companies with operations in the United States and around the world. Mr. Kovarik has served as an adjunct professor at both the University of Maryland and the University of Virginia.

Mr. Kovarik’s broad experience advising government and commercial clients, and his financial and accounting expertise, are important to our Board in fulfilling its oversight responsibilities. Mr. Kovarik is an “audit committee financial expert” as defined by SEC rules.

HARRY M.J. KRAEMER, JR. Director Since 1997 Age: 65 Leidos Committees: Audit & Finance Corporate Governance & Ethics	Current Public Company Directorships Dentsply Sirona Option Care Health Former Directorships During Past 5 Years Catamaran Corporation VWR Corporation

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

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Proposal 1 — Election of Directors

ROGER A. KRONE Chair of the Board Director Since 2014 Age: 63 Leidos Committees: Technology & Information Security	Former Directorships During Past 5 Years BorgWarner Inc.

Mr. Krone has served as our Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as our Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics. Mr. Krone is also a certified public accountant (inactive).

Mr. Krone’s in-depth knowledge of our industry gained by decades of experience in a variety of roles at leading companies provides valuable insights and leadership for our Board. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

GARY S. MAY Director Since 2015 Age: 55 Leidos Committees: Human Resources & Compensation Technology & Information Security

Dr. May has served as the 7th Chancellor of the University of California at Davis since August 2017. He previously served as the Dean of the College of Engineering at the Georgia Institute of Technology from 2011 to 2017. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. Dr. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Dr. May is a distinguished researcher in the field of computer-aided manufacturing of integrated circuits (IC). He has authored over 200 articles and technical presentations in the area of IC computer-aided manufacturing and has been honored with numerous awards and distinctions for his work. As an accomplished engineer with leadership experience at a prominent academic institution and expertise in areas relevant to our business, Dr. May provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

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Proposal 1 — Election of Directors

SURYA N. MOHAPATRA Director Since 2016 Age: 70 Leidos Committees: Human Resources & Compensation Technology & Information Security	Current Public Company Directorships Xylem Inc.

Dr. Mohapatra has held senior leadership positions in the health care industry for more than 30 years, most recently as the Chairman, President and Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information and services where he had been a senior executive since 1999. Dr. Mohapatra is a past Board member of the ITT Corporation and is currently a member of the board of Xylem Inc., a leading global water technology and transport company. He is also a Trustee of The Rockefeller University and an Executive in Residence at the Columbia Business School.

Our Board believes that Dr. Mohapatra’s extensive executive leadership experience in the health care industry and service on other major public company boards provides valuable perspectives to our Board.

LAWRENCE C. NUSSDORF Director Since 2010 Age: 73 Leidos Committees: Audit & Finance (Chair) Corporate Governance & Ethics	Former Directorships During Past 5 Years Pepco Holdings, Inc.

Mr. Nussdorf is Chairman and Chief Executive Officer of Clark Enterprises, Inc., a privately held company with interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board. He is an “audit committee financial expert” as defined by SEC rules.

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Proposal 1 — Election of Directors

ROBERT S. SHAPARD Lead Director Director Since 2013 Age: 64 Leidos Committees: Audit & Finance Corporate Governance & Ethics (Chair)

Mr. Shapard currently serves as Chairman of the board of directors of Oncor Electric Delivery Company LLC, where he also served as Chief Executive Officer from April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, Mr. Shapard was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as a member on our Board’s Audit & Finance Committee. He is an “audit committee financial expert” as defined by SEC rules.

SUSAN M. STALNECKER Director Since 2016 Age: 67 Leidos Committees: Audit & Finance Technology & Information Security

Ms. Stalnecker was employed by E.I. du Pont de Nemours & Co. from 1977 to 2016, serving in numerous senior roles during her tenure, including 10 years as Vice President and Treasurer and most recently as Vice President, Corporate Productivity and Hospitality. Ms. Stalnecker previously served on the board of directors of PPL Corporation, a public holding company of PPL Electric Utilities Corporation from December 2001 to January 2009, and on the board of trustees of Duke University from 2003 to 2015. She currently serves on the board of directors of Bioventus, LLC, The Macquarie Optimum Funds, and the Duke University Health System, Inc.

Ms. Stalnecker brings to our Board diverse business experience, including financial acumen important to our Board’s Audit & Finance Committee. She is an “audit committee financial expert” as defined by SEC rules.

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Proposal 1 — Election of Directors

NOEL B. WILLIAMS Director Since 2013 Age: 65 Leidos Committees: Corporate Governance & Ethics Human Resources & Compensation (Chair)

Ms. Williams is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Ms. Williams brings to our Board extensive leadership experience in healthcare information technology. She provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

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Corporate Governance

Corporate Governance Guidelines

Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Corporate Governance and Ethics Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.” We intend to post on our website any material changes to or waivers from our Code of Conduct and Code of Business Conduct of the Board of Directors.

Director Independence

The Board annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit and Finance, Human Resources and Compensation and Corporate Governance and Ethics Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit and Finance Committee and the Human Resources and Compensation Committee must also satisfy separate independence requirements which require that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board determined that all directors are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment, except for Roger A. Krone because of his role as our Chief Executive Officer.

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Corporate Governance

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Corporate Governance and Ethics Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Corporate Governance and Ethics Committee and the Board consider many factors, including:

▶	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

▶	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, race/ethnicity and experience;

▶	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

▶	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

▶

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Corporate Governance and Ethics Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the boards of directors of more than two other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by Roger A. Krone as Chair and Robert S. Shapard as independent Lead Director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the Corporate Governance and Ethics Committee nominates an independent director to serve as “Lead Director,” who then must be approved by at least a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

▶	reviewing and approving meeting agendas and the annual schedule of meetings;

▶	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

▶	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

▶	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

▶	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

▶	being authorized to attend all committee meetings, as appropriate;

▶	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

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▶	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

▶	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

▶	collaborating with the Corporate Governance and Ethics Committee on the performance and structure of the Board and its committees, including the performance of individual directors;

▶	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

▶	performing such other duties as the Board may determine from time to time.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 12 of our 13 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit and Finance, Human Resources and Compensation and Corporate Governance and Ethics Committees are each comprised entirely of independent directors.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit and Finance Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures, including financial, capital investment and insurance risks, and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Corporate Governance and Ethics Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Technology and Information Security Committee assists the Board in overseeing the company’s risk posture as it relates to technology development and application activities and information security and related exposures. Company management also maintains an Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior executives that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This management committee reports regularly to the Audit and Finance Committee, and annually to the full Board, on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Our full Board and our Board’s Technology and Information Security Committee are each involved in oversight of our management of cybersecurity and related risk. Information security is critical to maintaining the trust of our customers and business partners, and we are committed to protecting the security of our data and systems from potential breach. As a government contractor and a provider of information technology services, we are entrusted with highly sensitive information, and we are continuously exposed to unauthorized attempts to compromise this information through cyberattacks, the risk of insider threats and other information security risks. Management provides our Board and the Technology and Information Security Committee with regular updates about our cybersecurity and related risk exposures, our policies and procedures to mitigate such exposures and the status of projects to strengthen our information security infrastructure and defend against and respond to threats.

Board of Directors Meetings

During fiscal 2019, the Board held eleven meetings of the entire Board. The independent directors met ten times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Shapard, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2019, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. It is our policy to encourage all directors to attend our annual meeting, and 12 of our 13 directors attended our 2019 annual meeting.

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Corporate Governance

Board Committees

The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are four standing committees of the Board. Each independent director serves on at least two committees. The key oversight responsibilities of the committees, the current committee memberships, and the number of meetings held during 2019 are described below.

The Board has adopted charters for each of the Audit and Finance Committee, the Corporate Governance and Ethics Committee, the Human Resources and Compensation Committee, and the Technology and Information Security Committee. The charters of these committees are available on our website at www.leidos.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.” You may also obtain printed copies of these charters by writing to our Corporate Secretary at the Company’s headquarters.

Listed below are the members of each of the four standing committees as of the date of this proxy statement:

	Audit & Finance	Human Resources & Compensation	Corporate Governance & Ethics	Technology & Information Security

Gregory R. Dahlberg

David G. Fubini

Miriam E. John

Frank Kendall III

Robert C. Kovarik, Jr.

Harry M.J. Kraemer, Jr.

Roger A. Krone

Gary S. May

Surya N. Mohapatra

Lawrence C. Nussdorf

Robert S. Shapard

Susan M. Stalnecker

Noel B. Williams
Committee Chair Audit Committee Financial Expert

Committee Responsibilities

Following are descriptions of the primary areas of responsibility for each of the four standing committees:

Audit & Finance Committee	Number of Meetings in Last Fiscal Year: 5

▶	Appoints and evaluates independent auditor and pre-approves fees;

▶	Pre-approves audit and permitted non-audit services;

▶	Reviews any audit problems;

▶	Reviews adequacy of internal controls over financial reporting and disclosure controls and procedures;

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▶	Reviews and updates the internal audit plan;

▶	Reviews any significant risks and exposures and steps taken to minimize risks;

▶	Reviews quarterly and annual financial statements prior to public release;

▶	Reviews critical accounting policies or changes in accounting policies;

▶	Reviews periodically legal matters that may significantly impact the financial statements; and

▶	Reviews and makes any necessary recommendations to the Board and management concerning:

–	capital structure, including the issuance of equity and debt securities and the incurrence of indebtedness;

–	payment of dividends, stock splits and stock repurchases;

–	financial projections, plans and strategies;

–	general financial planning, cash flow and working capital management, capital budgeting and expenditures;

–	tax planning and compliance;

–	mergers, acquisitions and strategic transactions; and

–	investor relations programs and policies.

Corporate Governance & Ethics Committee	Number of Meetings in Last Fiscal Year: 4

▶	Evaluates, identifies and recommends director nominees;

▶	Reviews the composition and procedures of the Board;

▶	Makes recommendations regarding the size, composition and charters of the Board’s committees;

▶	Reviews and develops long-range plans for CEO and management succession;

▶	Develops a set of corporate governance principles;

▶	Recommends an independent director to serve as non-executive Chair of the Board or as Lead Director;

▶	Reviews policies and practices regarding ethical responsibilities and monitors the effectiveness of our ethics, compliance and training programs;

▶	Reviews our approach to corporate responsibility including political, social and environmental issues that may affect our business operations, performance, public image or reputation; and

▶	Develops and oversees an annual self-evaluation process of the Board and its committees.

Human Resources & Compensation Committee	Number of Meetings in Last Fiscal Year: 6

▶	Determines CEO compensation and approves compensation of our other executive officers;

▶	Exercises all rights, authority and functions under our stock, retirement and other compensation plans;

▶	Approves non-employee director compensation;

▶	Reviews and approves the annual report on executive compensation for inclusion in our proxy statement;

▶	Reviews compensation risk; and

▶	Periodically reviews our human resources strategy, policies and programs.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant serves the Committee in an advisory role only and does not decide or approve any

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Corporate Governance

compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

▶	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

▶	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

▶	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

▶	reviewing the Compensation Discussion and Analysis for our Proxy Statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to applicable SEC and NYSE listing rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

Technology & Information Security Committee	Number of Meetings in Last Fiscal Year: 3

▶	Reviews our approach to integration of technology and innovation;

▶	Assesses trends or potential disruptions, including emerging technologies, that may influence our strategy with respect to technology and innovation;

▶	Assists the Board in overseeing risks relating to technology development, information security and the effectiveness of our processes to identify, monitor and mitigate these risks;

Director Nominations Process

The Corporate Governance and Ethics Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy under the caption “Corporate Governance—Criteria for Board Membership” and our current and future needs.

When vacancies on the Board are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist in developing a list of qualified candidates. The Corporate Governance and Ethics Committee would also consider any stockholder recommendations for director nominees that are properly received. The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Recommendations and Nominations of Director Candidates

The Corporate Governance and Ethics Committee considers stockholder recommendations for candidates for the Board of Directors using the same criteria described above under “Corporate Governance—Criteria for Board Membership.” The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the

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candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of shares of our common stock must be sent to: Leidos Holdings, Inc., Office of the Corporate Secretary, 1750 Presidents Street, Reston, Virginia 20190.

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws.

Mandatory Retirement Policy

Employee directors are expected to retire from the Board upon their retirement or resignation as an employee of the company. It is the general policy of the Corporate Governance and Ethics Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the age of 75.

Director Compensation

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, we consider the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of its independent compensation consultant and recommends to the Board the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both Leidos Holdings, Inc. and Leidos, Inc.

The following is a summary of our annual compensation program for our non-employee directors, as paid for service in 2019:

Cash Compensation

In 2019, our directors received an annual cash retainer of $120,000. The Chair of the Audit and Finance Committee received an additional annual retainer of $25,000, and the chair of each other committee received an additional annual retainer of $15,000. The independent Lead Director also received an additional annual retainer of $30,000. These annual retainer amounts are prorated based on time served on the Board or in a committee Chair role during the year. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director. We do not pay separate meeting fees.

Equity Compensation

Directors receive annual equity awards under our equity incentive plan. Each of our directors receives an annual equity award valued at approximately $155,000, $105,000 in the form of restricted stock units and $50,000 in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans

The directors are eligible to defer all or any portion of their cash retainers or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies

The Board believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock earned from their service on our Board until attaining stock ownership with a value of at least five times the amount of their annual cash retainer. All of our directors continue to observe this holding requirement. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

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Corporate Governance

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2019.

Name(1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Gregory R. Dahlberg	$120,000	$105,000	$50,000	$275,000
David G. Fubini	$120,000	$105,000	$50,000	$275,000
Miriam E. John	$135,000	$105,000	$50,000	$290,000
Frank Kendall III	$127,500	$105,000	$50,000	$282,500
Robert C. Kovarik, Jr.	$120,000	$105,000	$50,000	$275,000
Harry M.J. Kraemer, Jr.	$120,000	$105,000	$50,000	$275,000
Gary S. May	$127,500	$105,000	$50,000	$282,500
Surya N. Mohapatra	$120,000	$105,000	$50,000	$275,000
Lawrence C. Nussdorf	$145,000	$105,000	$50,000	$300,000
Robert S. Shapard	$165,000	$105,000	$50,000	$320,000
Susan M. Stalnecker	$120,000	$105,000	$50,000	$275,000
Noel B. Williams	$135,000	$105,000	$50,000	$290,000

(1)	Roger A. Krone, our Chief Executive Officer, is not included in this table because he did not receive additional compensation for his services as a director.

(2)

Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Dr. John, Mr. Kendall and Mr. Kraemer elected to defer all of their fees earned in fiscal 2019 into our Keystaff Deferral Plan.

(3)

Amounts in this column reflect the grant date fair value of awards granted in 2019 computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 20 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on February 18, 2020. The directors are eligible to defer such awards into our Key Executive Stock Deferral Plan. Dr. John, Mr. Kendall and Mr. Kraemer elected to defer all of their restricted stock units granted in fiscal 2019 into our Key Executive Stock Deferral Plan.

At the end of fiscal 2019, the following non-employee directors held the following number of unvested stock units, including unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock units (#)
Gregory R. Dahlberg	1,400
David G. Fubini	1,400
Miriam E. John	1,414
Frank Kendall III	1,414
Robert C. Kovarik, Jr.	1,400
Harry M.J. Kraemer, Jr.	1,414
Gary S. May	1,400
Surya N. Mohapatra	1,400
Lawrence C. Nussdorf	1,400
Robert S. Shapard	1,400
Susan M. Stalnecker	1,400
Noel B. Williams	1,400

(4)

Amounts in this column reflect the grant date fair value of stock options granted in 2019 computed in accordance with FASB ASC Topic 718. For more information regarding our application of FASB ASC Topic 718, including the

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assumptions used in the calculations of these amounts, see Note 20 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on February 18, 2020. At the end of fiscal 2019, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options (#)
Gregory R. Dahlberg	17,396
David G. Fubini	49,748
Miriam E. John	47,855
Frank Kendall III	12,084
Robert C. Kovarik, Jr.	7,224
Harry M.J. Kraemer, Jr.	47,855
Gary S. May	31,549
Surya N. Mohapatra	17,396
Lawrence C. Nussdorf	47,855
Robert S. Shapard	49,748
Susan M. Stalnecker	17,396
Noel B. Williams	49,748

Related Party Transactions

There were no transactions during fiscal 2019 in which any related party had a direct or indirect material interest. The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to the Corporate Governance and Ethics Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board and the Chair of the Corporate Governance and Ethics Committee.

In determining whether to approve or ratify a related party transaction, the Corporate Governance and Ethics Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Corporate Governance and Ethics Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Corporate Governance and Ethics Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms.

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Corporate Governance

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the independent directors as a group or any of the independent directors, including Committee Chairs and the Lead Director, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

1750 Presidents Street

Reston, Virginia 20190

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications, summarize lengthy or repetitive communications and forward them to the applicable member(s) of the Board as appropriate. Communications may also be referred to other departments within the company for action and resolution. The company will refrain from forwarding to the Board any communication that it determines to be primarily commercial in nature, mass mailings, resumes or job inquiries, any communication that relates to an improper or irrelevant topic, or that requests general information about the company.

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Proposal 2 — Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (“CD&A”), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

▶

pay for performance by tying a substantial majority of an executive’s compensation to the achievement of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

▶	target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶	require our executives to own a significant amount of our stock;

▶	avoid incentives that encourage unnecessary or excessive risk-taking; and

▶	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee of the Board believes that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and narrative discussion contained in the “Executive Compensation” section.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee of the Board. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Abstentions and broker non-votes will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

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Compensation Discussion & Analysis

This Compensation Discussion and Analysis, or CD&A, and the tables and narrative that follow provide important information about our executive compensation programs for the prior fiscal year. In this proxy statement, the term “named executive officers” refers to the following executive officers:

▶	Roger A. Krone—Chairman and Chief Executive Officer

▶	James C. Reagan—Executive Vice President and Chief Financial Officer

▶	Jonathan W. Scholl—President, Health Group

▶	Jerald S. Howe, Jr.—Executive Vice President and General Counsel

▶	Gerard A. Fasano—President, Defense Group

▶	Angela L. Heise—Former President, Civil Group

In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation programs for all of our executives. For purposes of this CD&A, the narrative as well as the tables, charts, and other graphics focus on the “active” named executive officers as of the end of the fiscal year. The tabular disclosures following this CD&A provide data on all of our named executive officers—current and former. The benefits provided to Ms. Heise upon termination under the Executive Severance Plan are discussed in the section titled “Potential Payments upon Termination or a Change in Control.” Mr. Scholl intends to cease his employment with us on March 27, 2020.

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant portion of their potential compensation to the achievement of challenging financial performance goals, which include adjusted operating income, total backlog, free cash flow, revenue and relative total shareholder return. A small portion is also contingent on personal and leadership goals. We believe these factors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities and ultimately drive long-term value for stockholders.

Pay at a Glance

The following table summarizes the elements of our executive compensation program for 2019:

Pay Element	Description and Purpose	Time Period	Metrics
Base Salary	▶ Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills and experience.	Current pay	▶ Pay aligned to experience and job scope, generally targeted to median of applicable market data

▶ Reviewed annually and adjusted when appropriate.

Annual Cash Incentive	▶ Variable cash compensation based on performance against annually established targets and individual performance.	1-year performance period	▶ Financial (80%) - Adjusted Operating Income (40%) - Total Backlog (40%) - Free Cash Flow (20%)

	▶ Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance.		▶ Personal (20%) Personal Achievements - Adjustment factor of 0% to 150% applied based on evaluation of leadership values such as ethics and integrity, personal development and engagement

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Compensation Discussion & Analysis

Pay Element	Description and Purpose	Time Period	Metrics
Long-Term Equity Incentive

Performance Shares (50%)

▶      Distributed in shares of our common stock and designed to encourage and reward longer-term growth, profitability and stock price appreciation by tying share payouts to the achievement of key financial goals.

		3-year performance period	▶ Relative Total Stockholder Return (50%) Revenue (50%)

Performance Restricted Stock Units (PRSUs) (30%)

▶      Distributed in shares of Leidos common stock and designed to drive sustainable performance that delivers long-term value to stockholders while directly aligning interests of executives and stockholders; enhances executive retention.

		4-year pro-rata vesting subject to performance hurdle	▶ Adjusted earnings per share hurdle must be met for first year for units to be eligible for vesting

Stock Options (20%)	▶ Rewards longer-term stock price appreciation.	4-year pro-rata vesting with a 7-year term	▶ Stock price appreciation (100%)

Pay Composition

We believe that executive pay should be largely variable, equity-based, and tied to pre-set performance goals, and this is demonstrated in our pay mix and design.

▶

Limited fixed compensation. Base salary is the only component of “fixed” compensation for our named executive officers and represents a significantly smaller portion of executive pay than “variable” compensation—representing a range between 12% for our Chief Executive Officer and 28% for the other named executive officers.

▶

Predominantly equity-based pay. The majority of executive pay takes the form of long-term equity incentives—a mix of performance shares, PRSUs, and stock options-ranging from 50% to 70% of target total direct compensation. This reflects our belief that equity should comprise the largest component of executive pay.

▶

Focus on pre-set financial performance goals and stock price appreciation. The vast majority of the annual cash incentive—80% of the target opportunity—is tied to pre-set quantifiable goals. Similarly, 80% of the target opportunity for long-term incentives are tied to preset goals: 50% in the form of three-year performance share program awards, and 30% in the form of PRSUs. The remaining 20% of the target opportunity for long-term incentives is in the form of stock options, which will not yield value unless the stock price increases.

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Compensation Discussion & Analysis

The chart below depicts each principal element of target compensation as a percentage of total direct compensation for each of our named executive officers for 2019.

Business Performance Highlights for 2019 Relating to Pay

Our business performance in 2019 was strong, meeting or exceeding our expectations and resulting in above-target payouts for our named executive officers under our annual cash incentive program. Successful business development efforts enabled us to achieve record total backlog and 109% of our backlog target for the year. Favorable working capital changes and excellent operating results contributed to our achievement of 148% of our free cash flow target. Better than expected revenue growth helped us achieve 108% of our adjusted operating income target.

Compensation Decisions for Fiscal 2019

Base Salary

The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above. For fiscal 2019, the Committee considered its independent consultant’s analysis of salary levels for comparable positions in the compensation peer group based on proxy and survey data. Individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s level of responsibility, individual performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns.

At the beginning of 2019, the Committee approved increases in the base salaries for all of our named executive officers in order to bring them closer to the market median of our compensation peer group.

	2018 Salary	2019 Salary	% Increase	$ Increase

Roger A. Krone	$1,130,000	$1,165,000	3%	$35,000

James C. Reagan	$615,000	$640,000	4%	$25,000

Jonathan W. Scholl	$550,000	$570,000	4%	$20,000

Jerald S. Howe, Jr.	$575,000	$590,000	3%	$15,000

Gerard A. Fasano	$485,000	$525,000	8%	$40,000

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Compensation Discussion & Analysis

Annual Cash Incentive Awards for Fiscal 2019

We provided annual cash incentive awards to executives for performance during fiscal 2019 based on the achievement of pre-established financial and personal performance goals and other relevant factors.

Performance Measures and Weightings. Our annual cash incentive plan for fiscal 2019 was designed to incentivize and reward both company financial performance and individual contributions to enterprise goals. The intended purpose and relative weightings of the performance goals are shown below:

Financial Performance Targets. Because our financial results are considered the most important factors in setting pay and are objectively measurable, we weight these metrics most heavily; financial goals represent 80% of the target opportunity under our annual cash incentive program. To the extent that performance for a financial metric is less than 80% of target (threshold performance) no bonus amount would be paid with respect to that metric. Maximum payout (150% of target) for each component is provided for performance at or above 125% of target. The Committee generally seeks to set financial performance goals for the annual cash incentive program at levels that reflect improvement over the prior year’s results. For 2019, the Committee established and approved adjusted operating income and total backlog goals that targeted improvement over 2018 results. Additionally, the Committee introduced a new metric of free cash flow replacing average days working capital. Free cash flow was instituted in 2019 as a measurement of fundamental performance.

($ in millions)	2018 Results	2019 Target	% Change

Total Backlog	$20,831	$21,200	2%

Adjusted Operating Income	$1,004	$1,022	2%

Personal Goals. We believe that individual contributions towards other enterprise goals are responsible for the achievement of our financial goals over time. Accordingly, non-formulaic personal goals represent 20% of the target opportunity under our annual cash incentive program, in order to encourage individual efforts in an array of areas that we believe will ultimately lead to improved financial performance for the company.

Award Payout Ranges. Payout opportunities for our named executive officers for fiscal 2019 ranged from 80% to 150% of base salary rates. Potential for each financial goal ranged from 60% at threshold performance (paid only when at least 80% of the objective is achieved) to 150% at maximum performance (paid when 125% or more of the objective is achieved), with the payout for performance between these levels interpolated on a straight-line basis. In addition, failure to achieve threshold performance of at least 70% of our annual adjusted operating income goal for the fiscal year would result in no payout for the financial goals portion of the annual cash incentive.

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Compensation Discussion & Analysis

Annual Incentive Payout Determination for Fiscal 2019

Financial Achievement Levels. The Committee established the performance targets for our annual cash incentive program at the beginning of the fiscal year. For our named executive officers the targeted enterprise financial performance and actual performance for fiscal 2019 were:

($ in millions)	Target	Actual	Achievement Level

Total Backlog (1)	$21,200	$23,141	109%

Adjusted Operating Income (2)	$1,022	$1,099	108%

Free Cash Flow	$588	$871	148%

Weighted Financial Performance Achievement Level:			123%

(1)	Reflects actual backlog of $24,090 million, less $949 million favorable impact to backlog due to a change in accounting methodology resulting from a contract re-evaluation.

(2)

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”) in the United States. We believe that adjusted operating income provides useful information to management and stockholders as it provides another measure of the company’s profitability after adjusting for the impact of discrete events. A reconciliation of adjusted operating income to the most comparable GAAP measure is set forth below:

($ in millions)

GAAP Operating Income	$ 912

Amortization of Acquired Intangibles	$ 171

Acquisition, Integration and Restructuring Costs	$ 5

Amortization of Equity Method Investments	$ 11

Adjusted Operating Income	$ 1,099

Personal Performance Results. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s performance. Any circumstance considered relevant by Committee members—or by the independent directors, or in the case of named executive officers other than the CEO, by the CEO—can be a factor in the determination, including the degree of success, the difficulty of achieving personal performance goals and his or her leadership behavior.

Total Executive Payouts. The chart below provides the target annual cash incentive amounts established for each named executive officer by the Committee, at the beginning of the year, as well as their actual payout amounts determined by the Committee at the end of the year. Because we surpassed the adjusted operating income goal threshold of 70% of target by achieving 108%, the Committee approved the payout of awards under the annual incentive plan. Actual payout amounts for fiscal year 2019 ranged between 121% and 125% of target. Information on all of the annual cash incentive payouts for fiscal 2019 is provided below:

	Target	Payout from Financial Score	Payout from Personal Score	Total Payout

Roger A. Krone	$1,747,500	$1,724,573	$454,350	$2,178,923

James C. Reagan	$640,000	$631,603	$160,000	$791,603

Jonathan W. Scholl	$456,000	$457,222	$100,320	$557,542

Jerald S. Howe, Jr.	$472,000	$465,807	$113,280	$579,087

Gerard A. Fasano	$420,000	$407,938	$100,800	$508,738

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Compensation Discussion & Analysis

Long-Term Incentive Award Grants in 2019

Long-term incentive awards are granted to motivate future performance, create long-term alignment with stockholders, and for retention purposes. For fiscal 2019, each named executive officer received a mix of long-term incentive awards comprised of performance shares (50%), performance restricted stock units (30%) and stock options (20%). The grant date fair value of each award was determined based on market data and consideration of each executive officer’s level of experience, position and responsibilities. We do not generally consider an executive officer’s current stock holdings or outstanding awards in making annual grants.

Performance Share Awards. For all of our named executive officers, 50% of the targeted total value of long-term incentive awards granted was in the form of three-year performance share awards. Shares are issued under those awards at the end of the three-year performance period (from fiscal 2019 through fiscal 2021 for awards granted in fiscal 2019) only to the extent that the company achieves two specific three-year financial performance goals:

▶	50% of the award is tied to the achievement of relative total stockholder return goals, a measurement of growth in stockholder value; and

▶	50% of the award is tied to achievement of revenue goals.

Performance for each of these goals is measured on a cumulative basis over the total performance period rather than annually for each year of the performance period.

PRSUs. Performance restricted stock units (PRSUs) comprise 30% of the targeted total value of long-term incentive awards granted to our named executive officers. PRSUs vest 25% each year on the anniversary of the grant date, but are forfeited if we fail to achieve a pre-established performance goal for the first year. The performance goal for fiscal 2019 was adjusted earnings per share of at least $2.25. The Committee determined that this goal was met and therefore the PRSUs granted in fiscal 2019 will be eligible to vest over four years.

Stock Options. The final 20% of targeted total long-term incentive award value granted to our named executive officers is in stock options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates during the option term. The options vest 25% each year on the anniversary of the grant date and expire on the seventh anniversary of the grant date.

Total 2019 Equity Grant Values. The following table sets forth the target value and corresponding number of shares for the long-term incentive awards granted to our named executive officers in 2019. Details about these grants can be found in the “Grants of Plan-Based Awards” table in the “Executive Compensation” section of this proxy statement.

	Performance Shares		Performance RSUs		Stock Options		Total 2019 Equity Value
	Target Value	Target Shares	Target Value	Shares Granted	Target Value	Shares Granted

Roger A. Krone	$3,500,000	56,063	$2,100,000	33,638	$1,400,000	122,915	$7,000,000

James C. Reagan	$800,000	12,815	$480,000	7,689	$320,000	28,095	$1,600,000

Jonathan W. Scholl	$570,000	9,131	$342,000	5,479	$228,000	20,018	$1,140,000

Jerald S. Howe, Jr.	$516,250	8,270	$309,750	4,962	$206,500	18,130	$1,032,500

Gerard A. Fasano	$525,000	8,410	$315,000	5,046	$210,000	18,438	$1,050,000

Performance Equity Vesting in 2019

Determination of Performance Shares Earned for the 2017—2019 Performance Period. In December 2016, the Committee established the long-term performance goals for the performance share program measuring the three-year performance period covering fiscal years 2017 through 2019. The vesting and payout for these performance shares was contingent on the achievement of a relative total shareholder return metric (weighted 50%) and an adjusted operating income goal (weighted 50%), with both metrics measuring cumulative results over the three-year performance period.

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Compensation Discussion & Analysis

At its February 2020 meeting, the Committee approved a payout score of 126% for the 2017 through 2019 performance period. The tables below show the modified adjusted operating income goal at target and the actual results for the three-year performance period, as well as the relative total shareholder return goals and results:

Payout Level		Achievement of Adjusted Operating Income Goals ($ in millions)	Results (1)	% Achieved

No Payout:		Below 50% of three-year AOI Target: $1,440

Threshold Pay:	50%	50% of three-year AOI Target: $1,440

Target Pay:	100%	100% of three-year AOI Target: $2,880	$3,096	107.5%

Maximum Pay:	150%	150% of three-year AOI Target: $4,320

Payout Level		Total Stockholder Return Relative to Peer Group Median	Results (2)	% Achieved

No Payout:		Less than 50 percentage points below peer group

Threshold Pay:	50%	50 percentage points below peer group

Target Pay:	100%	At peer group median	45% above peer group median	145.0%

Maximum Pay:	150%	50 percentage points above peer group

(1)

Adjusted Operating Income is not a measure of financial performance under U.S. GAAP. We determined Adjusted Operating Income for purposes of this 2017 through 2019 performance period by starting with GAAP operating income and adding back amortization of acquired intangibles, acquisition, integration and restructuring costs and amortization of equity method investments.

(2)

Our relative TSR score reflects the aggregate change in the 20-day average closing price of our stock compared to the median of our peer group, as measured at the beginning and end of the three-year performance period, taking into account the value returned to stockholders in the form of dividends, assumed to be reinvested on the distribution date on a pre-tax basis. Our total stockholder return during the three-year period from 2017 to 2019 was 101.4%, compared to 56.4% for the median of our peer group, resulting in a payout factor of 145%.

Other Benefits

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same tax-qualified defined contribution retirement plan that is generally available to all of our eligible employees, subject to certain limits on the amounts that each participant may contribute each year. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. We believe that this retirement program assists our executives in saving for their retirement in a tax-effective manner.

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Compensation Discussion & Analysis

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. The majority of current vested deferred balances under the plans will be paid upon retirement or termination or are held in specified date accounts, which pay out in the year specified by the participant, including years prior to termination. These plans are described in more detail under “Nonqualified Deferred Compensation.”

How We Determine Direct Compensation

In determining the amounts of direct compensation (base salary, annual and long-term incentives) to be awarded to our executive officers, we considered the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group as well as third-party survey data for the general industry and the technology industry. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. Executive officers do not propose their own compensation.

At the beginning of each fiscal year, the Committee reviews and approves:

▶	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

▶	the payout range for the annual cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

▶

the payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the performance share and PRSU awards for the relevant performance period will be determined; and

▶	the mix and amount of long-term incentive awards (including performance share awards, PRSUs and stock options) to be granted to our executive officers.

In approving payout ranges for our incentive programs, we determine the levels of performance that must be achieved in order to receive a threshold, target and maximum payout amount for each goal. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares, if any, that are earned based upon the achievement of the predetermined performance goals and criteria for the performance cycles just completed.

Company and Operational Sector Performance

Our overall enterprise performance (or a combination of company enterprise and business group performance for executive officers with operational responsibilities) determines the payout for 80% of the target amount of any annual cash incentive awards and for 100% of any performance share program awards and PRSUs. Payout amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate. The maximum score for performance on any of the financial metrics for the cash incentive awards and the performance share program awards is 150%. The earnings per share metric for the PRSUs is a hurdle that, when met, results only in continued vesting of the PRSUs; results for this metric do not result in an adjustment to the amount of the PRSUs.

Individual Performance

Individual performance is a factor in setting base salaries, and individual leadership behaviors and the achievement of personal goals determine 20% of the target amount of any annual cash incentive award to be paid upon completion of the fiscal year for all of our named executive officers. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer for the other named executive officers.

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Compensation Discussion & Analysis

The Committee also considers market data and information provided by its independent compensation consultant. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal goals applicable to his or her organization, and the way in which those personal goals were achieved, as demonstrated through leadership behaviors.

Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and other financial and operating goals as appropriate. For purposes of the 2019 annual cash incentive, personal performance is scored on a range from 0% to 150% with a threshold of 50%. Performance below threshold with respect to personal goals would result in no payout (0%) related to the portion of the cash incentive based on personal performance. Performance of between 50% and 150% with respect to these goals for 2019 would result in a payout that is interpolated linearly between the 50% and 150% payout opportunity. Performance above the 150% level would not result in any additional payout.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Input is received from the independent directors. The Committee also considers the Chief Executive Officer’s general leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and leadership in corporate governance, environmental sustainability and social issues of importance to our stockholders, customers and employees. The Committee also considers market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The independent Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

Comparable Market Compensation

The Committee compares the amount of direct compensation that we provide to our executive officers to that provided by companies with whom we compete for executive talent in similar roles and with similar responsibilities. To assist with this effort, the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), conducts an annual review and benchmarking analysis of each element of target total direct compensation (including salary, cash and equity incentives) provided to our executive officers. In December 2018, FW Cook compared the target compensation provided to members of senior management against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group,” as well as third-party survey data for the general industry and the technology industry.

Peer group companies are chosen for having a similar industry focus as ours and for competing with us for talent as well as business and stockholder investment. Furthermore, the compensation peer group is initially structured so that no company within the group has annual revenues smaller than 40% or greater than 250% of ours and a market capitalization within a reasonable range.

Our compensation peer group is periodically reviewed and updated to ensure the companies in our peer group are strong business and talent competitors and are comparable in size. In September 2018, the Committee consulted with FW Cook and reviewed the compensation peer group to be used for setting fiscal 2019 target compensation. The Committee removed DXC Technology and added Fluor and Textron. At the time the peer group for fiscal 2019 was approved, the company was at the 64th percentile for revenue and the 46th percentile for market capitalization as compared to the new peer group.

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Compensation Discussion & Analysis

Our Fiscal 2019 Compensation Peer Group

▶ AECOM Technology	▶ CSRA	▶ Northrop Grumman

▶ Booz Allen Hamilton	▶ Fluor	▶ Orbital ATK

▶ CACI International	▶ Harris	▶ Raytheon

▶ Cerner	▶ Huntington Ingalls Industries	▶ Rockwell Collins

▶ CGI Group	▶ Jacobs Engineering	▶ SAIC

▶ Cognizant Technology	▶ L-3 Technologies	▶ Textron

The Committee considers market data and analysis when evaluating appropriate levels of target total direct compensation. To be competitive in the market for our executive-level talent, we generally:

▶

target overall compensation for our executive officers at the market median, although the actual cash paid and equity incentive awards earned will vary based on actual financial and individual performance and may therefore generate compensation that is higher or lower than the market median; and

▶	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

Other Policies and Considerations

Stockholder Advisory Vote

At our last annual stockholders’ meeting in April 2019, we held a non-binding stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices during fiscal 2019, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to emphasize short- and long-term incentive compensation, targeted at competitive market median levels, with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2017 annual meeting of stockholders, our stockholders expressed a preference for an annual non-binding advisory vote on executive compensation, in accordance with our Board’s recommendation. Consistent with our stockholders’ preference in this regard, we expect to continue holding an advisory stockholder vote on the compensation of our named executive officers each year.

Assessment of Risks in Our Compensation Programs

During fiscal 2019, management undertook a risk assessment of our compensation programs, which Frederic W. Cook & Co., the Committee’s independent compensation consultant, reviewed. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

▶	short-term incentive measures that are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

▶	significant weighting towards long-term incentive compensation that promotes long-term decision-making and discourages short-term risk-taking;

▶	maximum payouts that are capped at levels that do not reward excessive risk-taking;

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Compensation Discussion & Analysis

▶	goals that are based on company and group performance measures, which mitigates excessive risk-taking within any particular business unit;

▶	leadership behaviors, such as ethics and integrity, that are specifically addressed in our short-term incentive programs;

▶	our compensation recoupment policy that allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

▶	our stock ownership guidelines that encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive programs for our 2006 Equity Incentive Plan and 2017 Omnibus Incentive Plan in which our named executive officers participate. The Committee set the equity award fiscal 2019 grant dates for new and existing employees, including executive officers, in December 2018. These grant dates were selected to occur after the dates when we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee set four quarterly dates on which any additional equity incentive awards could be made to eligible executive officers or other employees in connection with a new hire, a promotion, for retention or otherwise.

The Committee approves all equity awards made to our directors and executive officers. The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which the 2006 Equity Incentive Plan and 2017 Omnibus Incentive Plan define as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate and maintain stock holdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all after-tax shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards.

Policy on Hedging and Short-Term or Speculative Transactions

We have established policies applicable to all designated insiders under our Insider Trading Policy, including all of our directors and executive officers, that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and may create an appearance of impropriety. With respect to our securities, our directors, executive officers and other designated insiders are prohibited from engaging in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. They are also prohibited from engaging in hedging or other monetization transactions such as cashless collars, forward contracts, equity swaps or similar transactions involving our securities, and from holding company securities in a margin account or pledging securities as collateral for a loan. In addition, our executive officers are required to obtain preclearance for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. Our recoupment policy includes both cash and equity forms of incentive compensation. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

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Compensation Discussion & Analysis

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to recognize the executive’s service through the specified event, and, in the case of acceleration, the executive’s loss of an opportunity to continue serving the company through the vesting period. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We have adopted a severance plan that would provide our executive officers with payments and benefits if their employment is involuntarily terminated by the company or is terminated following an acquisition of our company. These severance benefits are further described in this Proxy Statement under “Executive Compensation—Potential Payments Upon Termination or a Change in Control.” We believe that our severance plan provides an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that this plan is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

Our named executive officers, other than Mr. Krone, do not have any employment agreements with us. Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us from any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus and payment for certain benefits, depending on whether the termination occurs during a change in control period. The Committee approved these severance benefits after considering the potential costs, as an inducement for Mr. Krone to join the company.

We have described the change in control and other termination benefits offered to Mr. Krone and our other named executive officers in the section entitled “Executive Compensation—Potential Payments Upon Termination or a Change in Control” in the tables following this CD&A.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated named executive officers. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. Under the Tax

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Compensation Discussion & Analysis

Cuts and Jobs Act of 2017, the performance-based exception has been repealed. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

We do not expect the disallowance of a deduction for compensation paid to our named executive officers in excess of $1 million as a result of these changes to Section 162(m) to significantly alter our compensation programs. The Committee considers it important to design compensation programs that are in the best long-term interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the CD&A included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Gregory R. Dahlberg

David G. Fubini

Robert C. Kovarik, Jr.

Gary S. May

Surya N. Mohapatra

Noel B. Williams (Chair)

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Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2019 and, if applicable, fiscal 2018 and fiscal 2017:

Name and principal position	Year(1)	Salary($)	Bonus($)	Stock awards($)(2)	Option awards($)(2)	Non-equity incentive plan compen- sation($)(3)	All other compen- sation($)(4)	Total($)

Roger A. Krone	2019	1,179,327	—	5,871,934	1,425,814	2,178,923	15,273	10,671,271
Chief Executive Officer	2018	1,123,077	—	5,397,367	1,300,002	2,000,778	13,750	9,834,974
	2017	1,076,923	—	5,373,959	1,183,067	1,572,670	15,090	9,221,709
James C. Reagan	2019	646,538	—	1,342,212	325,902	791,603	4,569	3,110,824
Executive Vice President, Chief Financial Officer	2018	608,077	—	1,149,067	276,757	725,946	3,600	2,763,447
	2017	580,385	—	1,106,646	283,135	542,412	13,442	2,526,020
Jonathan Scholl	2019	576,346	—	956,383	232,209	557,542	—	2,322,480
Group President, Health	2018	546,538	—	799,244	192,510	533,632	—	2,071,924
	2017	535,000		672,633	172,081	432,331	69,114	1,881,159
Jerald S. Howe, Jr.	2019	597,884	—	866,184	210,308	579,087	15,367	2,268,830
Executive Vice President, General Counsel	2018	575,000	—	716,254	172,502	538,384	11,231	2,013,371
Gerard A. Fasano	2019	525,865	—	880,847	213,881	508,738	64,358	2,193,689
Group President, Defense
Angela L. Heise	2019	465,492	—	1,153,487	280,070	466,520	583,807	2,949,376
Former Group President, Civil	2018	479,231	—	830,413	200,004	515,430	13,750	2,038,828
	2017	394,712	—	689,398	176,391	322,234	18,779	1,601,514

(1)	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.

(2)

These columns reflect the grant date fair value of each award granted in the stated fiscal years computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards. Values for all performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2019 performance shares in the “Stock awards” column would be as follows: Mr. Krone, $7,757,891; Mr. Reagan, $1,773,307; Mr. Scholl, $1,263,547; Mr. Howe, $1,144,386; Mr. Fasano, $1,163,759 and Ms. Heise, $1,523,962. The awards shown in the “Option awards” column are not subject to performance conditions.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 18, 2020.

(3)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for the stated fiscal years. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(4)

Amounts shown in this column for Fiscal 2019 represent company contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Krone, $15,008; Mr. Reagan, $4,069; Mr. Howe, $14,567; Mr. Fasano, $14,505, and Ms. Heise, $14,000. In addition, the amount includes $569,807 paid in October 2019 to Ms. Heise pursuant to our Executive Severance Plan and $49,854 paid to Mr. Fasano as a housing allowance.

2020 Proxy Statement    |    33

Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2019 pursuant to our 2017 Omnibus Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

Name	Award type	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other option awards; number of securities underlying options(3) (#)	All other stock awards; number of shares of stock or units (#)	Exercise or base price of option awards(4) ($/share)	Grant date fair value of stock and option awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Krone	Cash	2/14/2019	1,013,550	1,747,500	2,621,250	—	—	—	—	—	—	—

	Options	3/8/2019	—	—	—	—	—	—	122,915	—	62.43	1,425,814

	PRSU	3/8/2019	—	—	—	—	33,638	—	—	—	—	2,100,020

	PSA	3/8/2019	—	—	—	28,032	56,063	84,095	—	—	—	3,771,914

Mr. Reagan	Cash	2/14/2019	371,200	640,000	960,000	—	—	—	—	—	—	—

	Options	3/8/2019	—	—	—	—	—	—	28,095	—	62.43	325,902

	PRSU	3/8/2019	—	—	—	—	7,689	—	—	—	—	480,024

	PSA	3/8/2019	—	—	—	6,408	12,815	19,223	—	—	—	862,188

Mr. Scholl	Cash	2/14/2019	264,480	456,000	684,000	—	—	—	—	—	—	—

	Options	3/8/2019	—	—	—	—	—	—	20,018	—	62.43	232,209

	PRSU	3/8/2019	—	—	—	—	5,479	—	—	—	—	342,054

	PSA	3/8/2019	—	—	—	4,566	9,131	13,697	—	—	—	614,329

Mr. Howe	Cash	2/14/2019	273,760	472,000	708,000	—	—	—	—	—	—	—

	Options	3/8/2019	—	—	—	—	—	—	18,130	—	62.43	210,308

	PRSU	3/8/2019	—	—	—	—	4,962	—	—	—	—	309,778

	PSA	3/8/2019	—	—	—	4,135	8,270	12,405	—	—	—	556,406

Mr. Fasano	Cash	2/14/2019	243,600	420,000	630,000	—	—	—	—	—	—	—

	Options	3/8/2019	—	—	—	—	—	—	18,438	—	62.43	213,881

	PRSU	3/8/2019	—	—	—	—	5,046	—	—	—	—	315,022

	PSA	3/8/2019	—	—	—	4,205	8,410	12,615	—	—	—	565,825

Ms. Heise	Cash	2/14/2019	287,100	495,000	742,500	—	—	—	—	—	—	—

	Options	3/8/2019	—	—	—	—	—	—	24,144	—	62.43	280,070

	PRSU	3/8/2019	—	—	—	—	6,608	—	—	—	—	412,537

	PSA	3/8/2019	—	—	—	5,507	11,013	16,520	—	—	—	740,950

(1)

As described in our CD&A, cash incentive awards paid to our named executive officers for performance during fiscal 2019 were based on achievement of pre-established goals. The actual payouts for the fiscal 2019 performance period are provided in the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”

(2)

The PRSUs in these columns represent restricted stock units which are subject to a performance goal and the following vesting requirement: 25% of the award vests on the first, second, third and fourth anniversaries of grant date. The PSAs in these columns represent the threshold, target and maximum number of shares issuable under three year performance share awards, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. The grant date fair value of these awards is provided in the “Summary Compensation Table” in the column headed “Stock awards.”

(3)

Amounts in this column represent the number of shares of our common stock underlying options issued in fiscal 2019. All options vest 25% on the first, second, third and fourth anniversaries of grant date.

(4)

The 2017 Omnibus Incentive Plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date, and requires the exercise price of options issued under the plan to be at least equal to the fair market value.

(5)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. For PRSUs and PSAs, the amount in this column is based on the probable outcome of the performance conditions, excluding the effect of any estimated forfeitures. These amounts do not reflect the value that may actually be realized by the recipient and do not reflect changes in our stock price after the date of grant.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options, restricted stock units, performance restricted stock units and performance share awards issued pursuant to our 2017 Omnibus Incentive Plan and our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2019, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (exercisable)(#)	Number of securities underlying unexercised options (unexercisable)(#)	Option exercise price ($)	Option expiration date	Grant date	Number of shares of stock or units that have not vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards; number of unearned shares, units, or other rights that have not vested (#)(4)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested($)(3)

Mr. Krone	7/14/2014	90,935	—	27.34	7/13/2021	3/4/2016	7,704	766,394	—	—
	4/10/2015	138,784	—	31.55	4/9/2022	3/3/2017	14,009	1,393,615	—	—
	3/4/2016	105,877	35,294	33.82	3/3/2023	3/3/2017	15,410	1,532,987	—	—
	3/3/2017	50,645	50,645	53.54	3/2/2024	3/3/2017	—	—	51,364	5,109,691
	3/2/2018	23,115	69,346	63.76	3/1/2025	3/2/2018	22,938	2,281,872	—	—
	3/8/2019	—	122,915	62.43	3/7/2026	3/2/2018	—	—	50,973	5,070,794
	—	—	—	—	—	3/8/2019	—	—	33,638	3,346,308
	—	—	—	—	—	3/8/2019	—	—	56,063	5,577,147
Mr. Reagan	9/11/2015	57,407	—	31.26	9/10/2022	3/4/2016	1,968	195,777	—	—
	3/4/2016	27,033	9,011	33.82	3/3/2023	3/3/2017	3,688	366,882	—	—
	3/3/2017	12,120	12,121	53.54	3/2/2024	3/3/2017	—	—	12,293	1,222,908
	3/2/2018	4,921	14,763	63.76	3/1/2025	3/2/2018	4,884	485,860	—	—
	3/8/2019	—	28,095	62.43	3/7/2026	3/2/2018	—	—	10,852	1,079,557
	—	—	—	—	—	3/8/2019	—	—	7,689	764,902
	—	—	—	—	—	3/8/2019	—	—	12,815	1,274,836
Mr. Scholl	9/11/2015	35,777	—	31.26	9/10/2022	3/4/2016	1,312	130,518	—	—
	3/4/2016	12,016	6,008	33.82	3/3/2023	3/3/2017	2,242	223,034	—	—
	3/3/2017	7,366	7,367	53.54	3/2/2024	3/3/2017	—	—	7,472	743,315
	3/2/2018	3,423	10,269	63.76	3/1/2025	3/2/2018	3,397	337,934	—	—
	3/8/2019	—	20,018	62.43	3/7/2026	3/2/2018	—	—	7,548	750,875
	—	—	—	—	—	3/2/2019	—	—	5,479	545,051
	—	—	—	—	—	3/2/2019	—	—	9,131	908,352
Mr. Howe	8/11/2017	3,431	3,431	56.47	8/10/2024	8/11/2017	1,063	105,747	—	—
	3/2/2018	3,067	9,202	63.76	3/1/2025	8/11/2017	—	—	3,542	352,358
	3/8/2019	—	18,130	62.43	3/7/2026	3/2/2018	3,045	302,917	—	—
	—	—	—	—	—	3/2/2018	—	—	6,764	672,883
	—	—	—	—	—	3/8/2019	—	—	4,962	493,620
	—	—	—	—	—	3/8/2019	—	—	8,270	822,700
Mr. Fasano	3/3/2017	6,561	6,561	53.54	3/2/2024	3/3/2017	1,997	198,662	—	—
	3/2/2018	2,534	7,602	63.76	3/1/2025	3/3/2017	—	—	6,654	661,940
	3/8/2019	—	18,438	62.43	3/7/2026	3/2/2018	2,515	250,192	—	—
	—	—	—	—	—	3/2/2018	—	—	5,588	555,894
	—	—	—	—	—	3/8/2019	—	—	5,046	501,976
	—	—	—	—	—	3/8/2019	—	—	8,410	836,627
Ms. Heise	—	—	—	—	—	3/3/2017	—	—	7,122	708,497
	—	—	—	—	—	3/2/2018	—	—	4,696	467,158
	—	—	—	—	—	3/8/2019	—	—	1,017	101,171
	—	—	—	—	—	3/8/2019	—	—	2,947	293,168

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2019. Options vest 25% on the first, second, third and fourth anniversaries of the grant date.

2020 Proxy Statement    |    35

Executive Compensation

(2)

Information in this column relates to restricted stock units held by our named executive officers at the end of fiscal 2019, including restricted stock units subject to performance conditions which have been met. Restricted stock units vest 25% on the first, second, third and fourth anniversaries of the grant date, in each case if the applicable performance condition is met, except for restricted stock units granted to Mr. Krone on March 3, 2017 in the amount of 14,009, which vest 100% on the third anniversary of the grant date. Performance share awards vest 100% at the end of the three year fiscal performance cycle to the extent earned based on achievement of the applicable performance conditions, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period.

(3)	Based on $99.48, the closing sales price of our common stock on the NYSE on January 3, 2020.

(4)	Amounts in this column represent the target shares for performance share awards granted in 2017, 2018 and 2019 and the target shares for the performance restricted stock units granted in fiscal 2019.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2019 upon the exercise of stock options and the vesting of restricted stock units, including awards deferred into our Key Executive Stock Deferral Plan.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercises ($)(1)	Number of shares acquired on vesting(#)(2)	Value realized on vesting ($)(3)
Mr. Krone	—	—	99,135	6,511,480
Mr. Reagan	—	—	26,221	1,751,701
Mr. Scholl	—	—	12,830	993,588
Mr. Howe	—	—	1,582	112,737
Mr. Fasano	23,785	1,139,777	26,064	1,760,875
Ms. Heise	43,221	1,849,051	22,263	1,566,080

(1)	Based on the closing price of our common stock on the day before the date of exercise.

(2)

Includes accrued dividends and includes stock units deferred into our Key Executive Stock Deferral Plan that vested during fiscal 2019. Any stock awards that vested in the current year and were deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation.”

(3)	Based on the closing price of our common stock on the day before the date of vesting. Includes accrued dividends.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2019 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of salary and any cash bonus granted to them under our cash incentive plan. We make no contributions to participants’ accounts under the Keystaff Deferral Plan. Participants can direct their deferrals into investment options similar to those available in the Leidos Retirement Plan other than the Leidos Stock Funds. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will be paid upon the elected specified date, retirement or separation from service.

The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals in other forms are converted to stock units of our common stock. Participant accounts are credited with additional units corresponding to their outstanding account balance for each company dividend payable. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral

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Executive Compensation

Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will be paid upon the elected specified date, retirement or separation from service.

The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that, through December 31, 2016, allowed eligible participants to defer up to 20% of their eligible compensation after meeting the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses were not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The Leidos Deferred Compensation Plan for Former IS&GS Employees is a pre-tax savings plan that allowed eligible participants to defer salary and receive certain company contributions. Salary deferrals in this plan did not start until after an eligible participant met the annual IRS contribution limit for the Leidos Retirement Plan for Former IS&GS Employees. Bonuses were not eligible for deferral to this plan. The investment options in the Deferred Compensation Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2019 through our nonqualified deferred compensation plans in which our named executive officers participate:

Name	Plan	Executive contributions ($)(1)	Registrant Contributions ($)	Aggregate earnings ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at fiscal year- end ($)(3)

Mr. Krone	Keystaff Deferral Plan	520,329	—	295,825	—	1,542,887
	Key Executive Stock Deferral Plan	3,786,164	—	3,926,204	—	7,772,379
	Excess Plan	—	—	28,475	—	141,793

Mr. Reagan	Keystaff Deferral Plan	526,502	—	297,741	—	1,815,826
	Key Executive Stock Deferral Plan	1,090,698	—	2,798,217	—	5,745,270
	Excess Plan	—	—	23,221	—	135,844
Mr. Scholl	Not Applicable	—	—	—	—	—
Mr. Howe	Keystaff Deferral Plan	177,667	—	102,141	—	575,061
	Key Executive Stock Deferral Plan	105,284	—	74,395	—	207,308
Mr. Fasano	Deferred Compensation Plan	—	—	6,239	—	34,502
Ms. Heise	Deferred Compensation Plan	—	—	1,533	—	7,686

(1)	Amounts in this column represent the value of cash or stock awards deferred during fiscal 2019. These amounts are also included as compensation in the “Summary Compensation Table” for prior years.

(2)

With respect to the Keystaff Deferral Plan, Excess Plan and Deferred Compensation Plan for Former IS&GS Employees, amounts in this column represent aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections. With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or decreases in the value of stock units corresponding to shares of our common stock during fiscal 2019. The market value of the shares is based upon $99.48, the closing sales price of our common stock on the NYSE on January 3, 2020.

(3)

Amounts in this column represent the value of the holder’s accounts at the end of fiscal 2019. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officer based on $99.48 per share, the closing sales price of our common stock on the NYSE on January 3, 2020. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. Our named executive officers held the following number of stock units at the end of fiscal 2019 in the Key Executive Stock Deferral Plan: (a) Mr. Krone, 78,130 (b) Mr. Reagan, 57,753 and (c) Mr. Howe, 2,084.

2020 Proxy Statement    |    37

Executive Compensation

Potential Payments Upon Termination or a Change in Control

Roger A. Krone, Chief Executive Officer

Mr. Krone’s employment agreement would provide severance benefits to him if his employment is terminated by us for reasons other than for cause, or by Mr. Krone for good reason. However, if such termination is within three months prior to or within 24 months after a change in control of the company (the “change in control period”), Mr. Krone would receive a higher level of benefits. In addition, Mr. Krone would be entitled to receive certain benefits and outplacement services in the event of a qualifying termination under his employment agreement. Severance benefits under this agreement in connection with a change in control, or CIC, are “double trigger” and any payments under this agreement are subject to the recipient’s execution of a general release in favor of the company and its affiliates. Finally, pursuant to the terms of the equity awards Mr. Krone received under the Leidos 2006 Equity Incentive Plan and 2017 Omnibus Incentive Plan (“Equity Plans”) if Mr. Krone is terminated by us for reasons other than for cause, by him for good reason, or by reason of his death or disability, he would be entitled to accelerated vesting, or pro-rated vesting, of his long-term incentive awards, depending on whether the termination is during a change in control period. The chart below provides the amounts that Mr. Krone would be entitled to under these various termination scenarios.

Mr. Reagan, Mr. Scholl, Mr. Howe, and Mr. Fasano

All of our named executive officers, other than Mr. Krone, are covered by the Leidos Holdings, Inc. Executive Severance Plan, effective January 1, 2017 (the “Severance Plan”).

The Severance Plan provides for the following in the event of a qualifying termination without Cause in the absence of a Change in Control or CIC:

▶	A cash lump sum severance benefit of 1.0 times base salary plus target bonus; and

▶	A cash lump sum severance benefit equal to the premium cost of COBRA continuation of medical, dental and vision benefits for 12 months.

The Severance Plan is designed to provide severance benefits to executive officers in certain cases where their employment is terminated involuntarily not for cause, with a separate set of benefits for an involuntary termination not for cause or resignation for good reason that occurs within three months prior to or within 24 months following a CIC. Benefits under this plan in connection with a CIC are “double trigger” and any payments under this plan are subject to the recipient’s execution of a general release in favor of the company and its affiliates.

Following a CIC, our executive officers would also vest in certain of their outstanding equity awards, if the CIC meets the definition in our Equity and Deferred Compensation Plans. Finally, pursuant to the terms of the equity awards they received under the Equity Plan, if they terminated employment involuntarily not for cause, or by reason of their death or disability, they would be entitled to accelerated vesting, or pro-rated vesting, of certain long-term incentive awards. The charts below provide the amounts that these executive officers would be entitled to under various termination scenarios.

	Involuntary Termination/Good Reason
	Without Cause or for Good Reason ($)(1)	Change in Control ($)(2)	Death ($)	Disability ($)
Roger A. Krone
Severance and Pro-rata Bonus(3)	5,091,423	9,460,173	2,178,923	2,178,923
Restricted Stock Units(4)	3,383,058	9,672,319	9,672,319	9,672,319
Stock Options(5)	2,604,777	11,675,156	11,675,156	11,675,156
Performance Share Awards(6)	12,856,947	19,332,453	17,536,314	12,856,947
Benefits & Perquisites(7)	30,514	201,843	—	—
Applicable Scaleback(8)	N/A	—	N/A	N/A
Total(9)	23,495,291	49,870,515	40,591,284	35,911,917

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Executive Compensation

	Involuntary Termination/Good Reason
	Without Cause or for Good Reason ($)(1)	Change in Control ($)(2)	Death ($)	Disability ($)
James C. Reagan
Severance and Pro-rata Bonus(3)	1,431,603	2,560,000	791,603	791,603
Restricted Stock Units(4)	458,404	1,885,767	1,885,767	1,885,767
Stock Options(5)	595,029	2,716,776	2,716,776	2,716,776
Performance Share Awards(6)	2,950,513	4,400,663	3,998,677	2,950,513
Benefits & Perquisites(7)	22,919	38,129	—	—
Applicable Scaleback(8)	N/A	—	N/A	N/A
Total(9)	5,458,468	11,601,335	9,392,823	8,344,659

Jonathan W. Scholl
Severance and Pro-rata Bonus(3)	1,127,542	1,995,000	557,542	557,542
Restricted Stock Units(4)	307,635	1,284,828	1,284,828	1,284,828
Stock Options(5)	397,113	1,841,415	1,841,415	1,841,415
Performance Share Awards(6)	1,921,345	2,947,368	2,662,922	1,921,345
Benefits & Perquisites(7)	30,434	49,401	—	—
Applicable Scaleback(8)	N/A	—	N/A	N/A
Total(9)	3,784,069	8,118,012	6,346,707	5,605,130

Jerald S. Howe, Jr.
Severance and Pro-rata Bonus(3)	1,169,087	2,065,000	579,087	579,087
Restricted Stock Units(4)	211,867	920,195	920,195	920,195
Stock Options(5)	259,673	1,147,979	1,147,979	1,147,979
Performance Share Awards(6)	1,313,295	2,240,294	1,887,919	1,313,295
Benefits & Perquisites(7)	14,209	25,063	—	—
Applicable Scaleback(8)	N/A	—	N/A	N/A
Total(9)	2,968,131	6,398,531	4,535,180	3,960,556

Gerard A. Fasano
Severance and Pro-rata Bonus(3)	1,033,738	1,837,500	508,738	508,738
Restricted Stock Units(4)	262,940	971,139	971,139	971,139
Stock Options(5)	342,860	1,256,084	1,256,084	1,256,084
Performance Share Awards(6)	1,636,918	2,531,154	2,283,757	1,636,918
Benefits & Perquisites(7)	30,434	49,401	—	—
Applicable Scaleback(8)	N/A	—	N/A	N/A
Total(9)	3,306,890	6,645,278	5,019,718	4,372,879

(1)

Amounts in this column represent the benefits the named executive officers would be entitled to receive in the event of a hypothetical qualifying termination following a transaction that does not constitute a change in control (“CIC”) under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under an employment agreement (for Mr. Krone) or Leidos Executive Severance Plan (for named executive officers other than Mr. Krone).

2020 Proxy Statement    |    39

Executive Compensation

(2)

Amounts in this column represent the benefits the executives would be entitled to receive in the event a transaction had occurred on January 3, 2020 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under an employment agreement (for Mr. Krone) or Leidos Executive Severance Plan (for named executive officers other than Mr. Krone).

(3)

Amounts in this row represent cash payments for (a) lump sum severance and (b) pro-rated annual bonuses for the year of termination. Severance amounts for Mr. Krone are equal to one times (in the event of termination without a CIC), and two-and-one-half times (in the event of termination in connection with a CIC), the sum of Mr. Krone’s year end salary and bonus at target. Severance amounts for other executives reflect one year of annual base salary (for termination without a CIC), and 1.5 times the sum of annual base salary and target bonus (for termination with a CIC). Mr. Krone’s pro-rated annual bonus would be payable based on actual performance for the period ended January 3, 2020 in all scenarios. For the other executives, for the termination without a CIC, and death and disability scenarios, the bonus would be based on actual performance through January 3, 2020 and the number of days that elapsed during the performance period ended January 3, 2020. In the CIC scenario, the bonus amount is based on target performance results.

(4)

For a termination not in connection with a CIC, the value reflects a portion of the named executive officer’s RSUs (granted beginning in March 2017), pro-rated based on the number of days elapsed between the grant date and January 3, 2020 including accrued cash dividends as of January 3, 2020. For terminations in connection with a CIC, death, and disability, amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of January 3, 2020, pursuant to the Leidos Equity and Deferred Compensation Plans. For more information regarding the number of shares of unvested RSUs held by the executive officers, see the table under the caption “Outstanding Equity Awards at Year-End.”

(5)

For a termination without a CIC, reflects pro-rated amounts of stock options granted beginning in March 2017 that would vest based on the number of days elapsed between the grant date and January 3, 2020. For a termination in connection with a CIC, or upon death or disability, represents the value of accelerated vesting of all unvested options held by the named executive officer at the end of the year issued pursuant to the Leidos Equity Plans. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Year-End.”

(6)

For a termination without a CIC and for disability, the values represent a pro-rata amount of performance share awards, including accrued cash dividends, based on actual performance as of January 3, 2020. In the CIC and death scenarios, 2017 awards reflect a pro-rata amount, including accrued cash dividends, based on actual performance as of January 3, 2020, while the 2018 and 2019 awards reflect full vesting including accrued cash dividends as of January 3, 2020 using target performance pay for death and actual performance as of January 3, 2020 in the CIC scenario.

(7)

Amounts in this row reflect the total of (a) lump sum cash payments in lieu of providing benefits to the executives, and (b) cost estimates for providing outplacement benefits following a qualifying termination of employment. Benefit lump sums for all named executive officers other than Mr. Krone are equal to 12 months of COBRA premiums for medical, dental and vision coverage for terminations not in connection with a CIC, and 18 months of COBRA premiums for terminations in connection with a CIC. Mr. Krone’s amounts reflect 12 months of COBRA premiums for medical, dental and vision coverage following a termination not in connection with a CIC, and lump sum payments in lieu of continued life, disability, medical, dental and vision coverage for 30 months for terminations in connection with a CIC. Amounts also include estimates for providing outplacement counseling services for 12 months following termination of employment in connection with a CIC or, except for Mr. Krone, for 6 months if the termination is not in connection with a CIC.

(8)	Estimates the benefits to be reduced to avoid the payment of excess parachute payments pursuant to Section 280G of the Internal Revenue Code.

(9)

Amounts in this row represent the gross amount of benefits to be received by the named executive officer. In addition, the named executive officers would also be entitled to be paid for any unused comprehensive leave time accrued.

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Executive Compensation

On October 18, 2019, Ms. Heise’s employment with the company ceased through an Executive Layoff Event pursuant to the Severance Plan. As a result, in accordance with the Severance Plan, Ms. Heise’s outstanding equity awards were vested on a pro rata basis and she received the following cash benefits:

Component	($)
Severance Lump Sum (1 x Salary)	550,000
Healthcare Lump Sum (12 months)	19,807
Outplacement Services (6 months)	7,500
Pro rata Fiscal Year 2019 Bonus	466,520
Total	1,043,827

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement, involuntary without cause departure, or voluntary departure.

In the case of death or disability, restricted stock units and options will vest immediately and options will remain exercisable for the remaining term of the option. For our 2017 and earlier performance share award program, target shares will be paid out promptly on a pro-rata basis upon death and for 2018 and later, target shares will be paid out promptly upon death. In the case of disability for all performance share awards, individuals will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. When an individual becomes eligible for continued vesting, restricted stock units will continue to vest in accordance with the original vesting schedule. Individuals meeting these qualifications who hold performance share awards will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if an individual violates confidentiality, non-solicitation, non-compete, or similar obligations to us.

In the case of an involuntary termination without cause , all restricted stock units and stock options granted in 2017 or later will vest on a pro-rata basis provided the award has been held for a minimum of six months. In the case of a performance share award granted in 2017, individuals will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. For performance share awards granted in 2018 or later, individuals will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period, provided the award has been held for a minimum of 6 months.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all of that recipient’s unvested restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

Pay Ratio Disclosure

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2019:

▶	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $103,657;

▶	the annual total compensation of our Chief Executive officer was $10,671,271; and

▶	the ratio of these two amounts was 103 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

2020 Proxy Statement    |    41

Executive Compensation

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We selected January 3, 2020, which is within the last three months of 2019, as the date upon which we would identify the “median employee.” We determined that, as of January 3, 2020, our employee population consisted of 33,501 individuals (of which approximately 93% were located in the United States and 7% were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time, part-time, and temporary employees, as described in more detail below.

Adjustments to Our Employee Population

As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding approximately 1,131 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information, as follows: 1,078 employees from the United Kingdom, 16 employees from Israel, one employee from South Korea, 8 employees from Canada, one employee from Belgium, one employee from UAE, and 26 employees from Saudi Arabia, and 1 employee from the United Arab Emirates.

After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 32,370 individuals.

Determining Our Median Employee

To identify our “median employee” from our total adjusted employee population, we compared the annualized salary of our employees as reflected in our human resources system of record. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation. After identifying the median employee, that employee’s compensation was restated based on the Summary Compensation Table elements. Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States with base wages for the 12-month period ending January 3, 2020 in the amount of $103,657.

Determination of Annual Total Compensation of Our “Median Employee” and Our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2019 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2019 (as set forth in the 2019 Summary Compensation Table in this Proxy Statement).

Our CEO’s annual total compensation for 2019 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2019 Summary Compensation Table.

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Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 1, 2021. During the fiscal year ended January 3, 2020, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit and Finance Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit and Finance Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2021.

2020 Proxy Statement    |    43

Audit Matters

Audit and Finance Committee Report

The Audit and Finance Committee assists the Board in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit and Finance Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit and Finance Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit and Finance Committee members. Consequently, in carrying out its oversight responsibilities, the Audit and Finance Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit and Finance Committee recognizes the importance of maintaining the independence of Leidos’ independent auditor, both in fact and appearance. In the second half of 2019, we conducted a competitive process to determine the company’s independent registered public accounting firm for the fiscal year ending January 1, 2021. We invited several firms to participate in this process, including Deloitte & Touche LLP, the company’s independent registered public accounting firm since 2000. All of the firms participating in the process submitted proposals and presented their proposals to us and company representatives.

The committee, along with company management and internal auditors, evaluated all of the proposals across a number of criteria, including (i) the audit firm’s independence and objectivity, (ii) the capability and experience of the firm’s proposed audit team members, (iii) the audit firm’s audit quality indicators, (iv) the advantages and possible disadvantages of the audit firm’s tenure as our independent auditors, (v) the appropriateness of the audit firm’s fees for audit and non-audit services, (vi) the audit firm’s capability and expertise in our industry and in auditing companies with broad and complex operations, (vii) the audit firm’s proposed approach to transition of the audit engagement and auditing the company, and (viii) the size and reputation of the audit firm.

After an extensive process, a thorough analysis of the proposals received, and in person interviews and presentations, we approved the engagement of Deloitte as our independent registered public accounting firm for the fiscal year ending January 1, 2021.

Deloitte rotates its lead audit engagement partner at least every five years. The Audit & Finance Committee interviews proposed candidates and selects the lead audit engagement partner. As part of its final proposal to the company, Deloitte proposed, and the committee approved, a new lead audit engagement partner beginning with the fiscal year 2019 audit.

The duties and responsibilities of the Audit and Finance Committee have been set forth in a written charter since 1975. A copy of the current Audit and Finance Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit and Finance Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, all of the Committee members qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit and Finance Committee has:

▶

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

▶

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

▶

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 3, 2020;

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Audit Matters

▶	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) Standards and the SEC; and

▶

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Finance Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit and Finance Committee charter, the Audit and Finance Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2020 for filing with the SEC.

Lawrence C. Nussdorf (Chair)

Gregory R. Dahlberg

Robert C. Kovarik, Jr.

Harry M.J. Kraemer, Jr.

Robert S. Shapard

Susan M. Stalnecker

Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 1, 2021. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting.

Audit and Non-Audit Fees

Aggregate fees billed for the 2019 and 2018 fiscal years by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2019	2018

Audit fees(1)	$6,916,500	$7,640,100

Audit-related fees	—	—

Tax fees(2)	$192,100	$442,600

All other fees(3)	$17,000	$6,300

Total fees	$7,125,600	$8,089,000

(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.

(2)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and assistance with transfer pricing documentation and dispositions.

(3)	All other fees relate to the purchase of accounting-related research software and agreed upon procedures.

The Audit and Finance Committee has considered whether the above services provided by the Deloitte Entities are compatible with maintaining the independence of the Deloitte Entities. The Audit and Finance Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit and Finance Committee has the authority to pre-approve audit and non-audit services, as necessary, between regular meetings of the Audit and Finance Committee, provided that any such services so pre-approved shall be disclosed to the full Audit and Finance Committee at its next scheduled meeting.

2020 Proxy Statement    |    45

Proposal 4 — Approval of Amendment to Certificate of Incorporation to Eliminate Cumulative Voting

The Board is proposing, for approval by our stockholders, an amendment to our certificate of incorporation to eliminate cumulative voting in director elections.

Summary of Amendment

Under Delaware law, stockholders do not have the right to vote their shares cumulatively in any election of directors unless a company’s certificate of incorporation provides otherwise. Article SEVENTH, Section (D) of our certificate of incorporation currently expressly authorizes cumulative voting in all director elections. Cumulative voting enables a stockholder to concentrate his or her voting power by allocating to one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that stockholder, or to distribute those votes among two or more candidates. Consequently, a stockholder or group of stockholders holding a relatively small number of shares may be able to elect one or more directors by cumulating votes, even if a majority of stockholders oppose their election.

As amended, Article SEVENTH, Section (D) would eliminate cumulative voting in all elections of directors. The text of Article SEVENTH, Section (D) as proposed to be amended, would read as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

(D)    No Cumulative Voting. There shall be no cumulative voting in the election of directors. ~~At any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Section (D) as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected in the election in which such holder’s class or series of shares is entitled to vote, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.~~

Reasons for Amendment

The Board has determined that it is in the best interests of our company and our stockholders to eliminate cumulative voting in all director elections for the following reasons:

▶

Annual Elections. Coupled with the annual election of directors, cumulative voting increases the potential for a minority stockholder to take disruptive actions in opposition to the wishes of the holders of a majority of the shares voting.

▶

Majority Voting. Our Board believes that cumulative voting provides an unusual mechanism that is contrary to our majority vote standard because it allows relatively small stockholders to have a disproportionate influence over the election of directors, resulting in the election of directors who are not supported by a majority of our stockholder base. Our Board believes that each director should represent the interests of all stockholders rather than the special agendas of a small minority who cumulated votes to elect them.

▶

Proxy Access. The Board believes that cumulative voting is incompatible with the proxy access right that our stockholders have under our bylaws. Proxy access is intended to give individuals or stockholder groups an ability to influence director elections by including nominees in our proxy materials. When coupled with cumulative voting, minority stockholders with a small economic interest in our company could take advantage of the proxy access right to elect directors who are unsupported by a large percentage of the stockholders. Minority stockholders with special interests inconsistent with those of the majority of stockholders could use the proxy access right coupled with cumulative voting to elect a director aligned with the minority group responsible for his or her election, rather than with the company and all of its stockholders. The election of such directors could result in partisanship and discord on the Board and may impair the ability of the Board to act in the best interests of the company and all of its stockholders.

▶

Prevailing Practice. A system of one vote per share for each nominee is the prevailing election standard among large U.S. public companies. Very few publicly-traded companies continue to provide for cumulative voting.

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Proposal 4 — Approval of Amendment to Certificate of Incorporation to Eliminate Cumulative Voting

Accordingly, the Board views this Proposal 4 as an appropriate balancing measure in light of the annual elections of our directors, the majority voting standard and proxy access provisions included in our certificate of incorporation, bylaws and Corporate Governance Guidelines. On February 14, 2020, the Board adopted a resolution approving and declaring advisable the proposed amendment to the certificate of incorporation and recommending that stockholders also approve the proposed amendment.

Vote Required for Approval

Pursuant to the currently effective standards under our certificate of incorporation, approval of the amendment to the certificate of incorporation to eliminate cumulative voting requires the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of our common stock. If stockholders approve this Proposal 4, the amendment to the certificate of incorporation will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval. We also anticipate filing a restated certificate of incorporation which will include all amendments approved by our stockholders. However, in accordance with Delaware law, even if our stockholders approve the proposed amendment, the Board has the discretion not to implement the proposed amendment. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination.

Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

2020 Proxy Statement    |    47

Proposal 5 — Amendment of Certificate of Incorporation to Eliminate Supermajority Voting Provisions

Our Board of Directors has unanimously adopted a resolution for approval by our stockholders proposing amendments to our amended and restated certificate of incorporation that would eliminate the supermajority voting provisions described herein. Specifically, the proposal seeks stockholder approval to eliminate and replace the supermajority voting requirements in Articles SIXTH, SEVENTH, NINTH and TENTH. The Board has also unanimously adopted a resolution to amend the bylaws to eliminate the supermajority voting requirements in Section 3.05 and Section 7.04 of the bylaws in conformity with the proposed amendments to Article SIXTH and Article SEVENTH of the certificate of incorporation, contingent upon stockholder approval of such amendments.

Reasons for Approval

The Board’s proposal is a result of our ongoing review of our corporate governance principles. After receiving stockholder input, including a non-binding stockholder proposal passed by a significant majority of shares voted at our 2019 Annual Meeting of Stockholders, and with the advice of management and outside advisors, the Board considered the relative weight of the arguments in favor and opposed to supermajority voting requirements.

The Board recognizes that supermajority voting requirements are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of transactions or governance changes. The Board also recognizes that corporate governance standards have evolved. Some stockholders and commentators argue that supermajority provisions should be eliminated because they could limit the Board’s accountability to stockholders or stockholder participation in corporate governance. The Board notes that while it is important to protect against self-interested action by large stockholders, it is also important for us to be able to respond to stockholder corporate governance concerns.

The Board also considered that even without the supermajority voting requirements in the certificate of incorporation and the corresponding supermajority requirements in Section 3.05 and Section 7.04 of the bylaws, we have defenses that work together to discourage would-be acquirers from proceeding with proposals that undervalue the company and to assist the Board in responding to such proposals. On that basis, the Board has determined that it is in the best interests of the company and our stockholders to eliminate the supermajority voting requirements in our certificate of incorporation and bylaws as more particularly described in the proposed amendments below.

As a result, the Board has considered the foregoing matters, adopted resolutions setting forth the proposed amendments to the certificate of incorporation and bylaws, declared such amendments advisable and unanimously resolved to submit the amendments to the certificate of incorporation to our stockholders for consideration.

Proposed Amendments

Article SIXTH of the certificate of incorporation provides that no section of the bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders except by the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of our voting stock. The proposed amendment would reduce the voting standard to a majority of the total voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article SIXTH would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

SIXTH: BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than a majority ~~two-thirds~~ of the total voting power of all outstanding shares of voting stock of the Corporation.

Article SEVENTH, Section (C) of the certificate of incorporation requires the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors to remove any director or the entire Board with or without cause. The proposed amendment would reduce the voting standard to a majority of the total

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Proposal 5 — Amendment of Certificate of Incorporation to Eliminate Supermajority Voting Provisions

voting power of all outstanding shares of our voting stock. If our stockholders approve the amendment, Article SEVENTH, Section (C) would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

(C)    Removal. Unless otherwise restricted by applicable law, any director or the entire Board may be removed with or without cause by the holders of a majority ~~two-thirds~~ of the total voting power of all outstanding shares then entitled to vote at an election of directors.

Article NINTH of the certificate of incorporation requires the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of our voting stock to repeal or amend certain specified provisions in the certificate of incorporation. The proposed amendment would reduce the voting standard to a majority of the total voting power of all outstanding shares of our voting stock, which is the default provision under Delaware law. If our stockholders approve the amendment, Article NINTH would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

NINTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. ~~Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH and this Article NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.~~

Article TENTH, Section (B), of the certificate of incorporation requires that certain business combination transactions that involve a Related Person (as defined in the certificate of incorporation) be approved by the affirmative vote of the holders of (i) at least 80% of the total voting power of all the outstanding shares of our voting stock and (ii) at least a majority of the total voting power of all the outstanding shares of our voting stock other than shares of voting stock which are beneficially owned by such Related Person, unless the transaction is approved by the Continuing Directors (as defined in the certificate of incorporation) or certain fair price conditions are satisfied. The proposed amendment would remove the 80% voting threshold in clause (i) for stockholder approval of a business combination. The requirement that a business combination be approved by at least a majority of the total voting power of all of the outstanding shares of our voting stock other than shares of voting stock of which such Related Person is the Beneficial Owner would be retained. In addition, any default voting standard that would otherwise apply to such business combination under Delaware law would also apply in lieu of the prior supermajority standard. If our stockholders approve the amendment, Article TENTH, Section (B) would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

(B) The approval or authorization of any Business Combination (as herein defined) of the Corporation with any Related Person (as herein defined) shall require the affirmative vote of the holders of ~~(i) at least 80% of the total voting power of all of the outstanding shares of voting stock of the Corporation and (ii)~~ at least a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock of which such Related Person is the Beneficial Owner (as herein defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of stockholders may be specified, by law or otherwise.

Article TENTH, Section (F), of the certificate of incorporation provides that our stockholders will be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the DGCL, notwithstanding any exception provided therein, with respect to certain business combinations with a Related Person (as defined in the certificate of incorporation) requiring the approval of stockholders under Article TENTH, Section (B), including the approval of at least 80% of the voting power of all outstanding shares of our voting stock. The proposed amendment would remove the reference to an 80% voting threshold and make this section consistent with the changes to Article TENTH, Section (B) described above. If our stockholders approve the amendment, Article TENTH, Section (F) of the Certificate would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

(F) The stockholders of the Corporation shall be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, notwithstanding any

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Proposal 5 — Amendment of Certificate of Incorporation to Eliminate Supermajority Voting Provisions

exception otherwise provided therein, with respect to any Business Combination with a Related Person requiring the affirmative vote pursuant to Section B above ~~of the holders of outstanding stock of the Corporation having at least 80% of the voting power of the Corporation~~ unless such vote is not required pursuant to Section C.

Article TENTH, Section (I), of the certificate of incorporation requires that any action to amend, alter, change or repeal any provisions set forth in such Article TENTH be approved by the affirmative vote of the holders of (i) at least 80% of the total voting power of all outstanding shares of our voting stock and (ii) at least a majority of the total voting power of all outstanding shares of our voting stock other than shares of our voting stock which are beneficially owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided that such provisions may be amended, altered, changed or repealed upon the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of our voting stock if first approved and recommended by a resolution adopted by a majority vote of the Continuing Directors (as defined in the certificate of incorporation) at a meeting at which a Continuing Director Quorum (as defined in the certificate of incorporation) was present. All of the proposed amendments to Article TENTH were approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present. The proposed amendment would reduce the 80% voting threshold under clause (i) to a majority of the total voting power of all outstanding shares of our voting stock, which is the default provision under Delaware law and consistent with Article NINTH. If our stockholders approve the amendment, Article TENTH, Section (I) would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

(I) The provisions set forth in this Article TENTH may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Restated Certificate of Incorporation of the Corporation except upon the affirmative vote of the holders of ~~(i) at least 80% of the total voting power of all outstanding shares of voting stock of the Corporation and (ii)~~ at least a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which are Beneficially Owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided, however, that any or all of such provisions may be amended, altered, changed or repealed, and any such new provisions may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation, if such amendment, change, alteration or repeal or additional provision shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present.

In addition, the Board has voted to amend Section 3.05 of the bylaws to conform to the voting standard proposed under Article SEVENTH of the certificate of incorporation, contingent upon stockholder approval of the amendment of such Article SEVENTH. If our stockholders approve the amendment to Article SEVENTH of the certificate of incorporation, Section 3.05 of the bylaws would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

Section 3.05 Removal. Unless otherwise restricted by statute, the Certificate of Incorporation or these Bylaws, any director or the entire Board may be removed with or without cause by the holders of a majority ~~two-thirds~~ of the total voting power of all outstanding shares then entitled to vote at an election of directors.

The Board has also voted to amend Section 7.04 of the bylaws to conform to the voting standard proposed under Article SIXTH of the certificate of incorporation, contingent upon stockholder approval of the amendment of such Article SIXTH. If our stockholders approve the amendment to Article SIXTH of the certificate of incorporation, Section 7.04 of the bylaws would be amended and restated as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

Section 7.04 Amendments. These Bylaws, or any of them, may be altered, amended or repealed, and new Bylaws may be made by the Board, by vote of a majority of the number of directors then in office as directors, acting at any meeting of the Board. No section of the Bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than a majority ~~two-thirds~~ of the total voting power of all outstanding shares of voting stock of the Corporation.

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Proposal 5 — Amendment of Certificate of Incorporation to Eliminate Supermajority Voting Provisions

Votes Required for Approval

Pursuant to the currently effective standards under our certificate of incorporation, the approval of the holders of:

▶

not less than two-thirds of the total voting power of all outstanding shares of our voting stock is required to approve the proposed amendments to Articles SIXTH, SEVENTH and NINTH of the certificate of incorporation; and

▶

not less than a majority of the total voting power of all our outstanding voting securities is required to approve the proposed amendments to Article TENTH, Sections (B), (F) and (I) of the certificate of incorporation (the Board having determined that all directors on the Board are “Continuing Directors” as defined in the certificate of incorporation).

Notwithstanding the foregoing, the Board has determined that if the proposed amendments to Articles SIXTH, SEVENTH and NINTH of the certificate of incorporation are not approved by the stockholders, then the Board will use its discretion not to implement the proposed amendments to Article TENTH, Sections (B), (F) and (I) of the certificate of incorporation. Accordingly, approval of Proposal 5 (including the proposed amendments to Article TENTH) requires the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of our common stock.

If any of the proposed amendments are approved by the stockholders, they will become effective only upon the filing of a certificate of amendment to the certificate of incorporation with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval. We also anticipate filing a restated certificate of incorporation which will include all amendments approved by our stockholders. However, in accordance with Delaware law, even if our stockholders approve the proposed amendments, the Board has the discretion not to implement the proposed amendments. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination.

Abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends stockholders vote FOR this proposal.

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Proposal 6 — Stockholder Proposal to Amend the Proxy Access Bylaw

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 has notified Leidos that he intends to present the following proposal for consideration at the 2020 stockholders’ meeting. In accordance with SEC rules, the proposal, along with the supporting statement of the stockholder proponent, is set forth below. Leidos is not responsible for the content of the proposal or supporting statement. Our Board of Directors opposes and unanimously recommends that you vote “AGAINST” the proposal for the reasons stated after the proposal.

Stockholder Proposal

Proposal 6 - Make Shareholder Proxy Access More Accessible

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

Proxy access for shareholders enables shareholders to put their own director candidates on the company ballot to see if they can be elected. A competitive election is good for everyone. This proposal can help ensure that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access.

As a practical matter any group attempting proxy access at Leidos Holdings should plan on the participation of 6% in stock to be prepared for Leidos Holdings challenging stock ownership by exploiting technical rules in regard to proof of stock ownership.

It is also good to increase the number of potential proxy access participants because the Leidos Holdings version of proxy access has a needless restriction that requires a candidate to obtain a 25% vote the first time he or she is on the ballot. This could disqualify a worthy candidate because shareholders might like the candidate but feel that the timing is not right. A year later shareholders could give a majority vote to such a candidate because they are then convinced that the timing is right.

Under this proposal it is likely that the number of shareholders who participate in the aggregation process would still be a modest number due to the administrative burden on shareholders to qualify as one of the aggregation participants. Plus it is easy for management to reject potential aggregating shareholders. The administrative burden on shareholders leads to a number of potential technical errors by shareholders that management can easily detect.

One objective of this proposal is to make the corporate governance of Leidos Holdings more competitive like the 2019 shareholder proposal that was supported by 92% of shares.

Please vote yes:

Make Shareholder Proxy Access More Accessible - Proposal 6

Board of Directors’ Statement Against the Stockholder Proposal

The Board has carefully considered this proposal and believes it is not in the best interests of our stockholders. The Board recommends that you vote AGAINST this proposal for the following reasons:

▶

Our existing proxy access bylaw is aligned with current best practices and strikes an appropriate balance of providing our stockholders with a useful proxy access process while balancing the interests of all of our stockholders. Our proxy access bylaw provision permits an eligible stockholder or a group of up to 20 stockholders who together have owned at least 3% of our outstanding common stock continuously for at least three years, to nominate for election by the stockholders up to the greater of two directors or 20% of the number of directors then in office. The feature of our proxy access provision that enables a group of up to 20 stockholders to aggregate their shares to reach the 3% ownership requirement is designed to make proxy access available to stockholders who do not individually meet the 3% threshold by allowing them to form groups (with a group of funds under common management and investment control treated as a single stockholder). The 20-stockholder limit on groups is intended to ensure that the proxy

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Proposal 6 — Stockholder Proposal to Amend the Proxy Access Bylaw

access provision is available to stockholders that wish to form a group representing a reasonably sufficient economic stake in Leidos, and balances the rights of stockholders against the need to protect the proxy access process from becoming unduly burdensome and expensive to administer.

▶

Permitting an unlimited number of stockholders to aggregate their shares to meet the 3% stockholder ownership threshold would risk imposing a significant administrative burden on the company to review and verify eligibility information for an unlimited number of stockholders, without a commensurate increase in availability of proxy access to our stockholders.

▶

Our proxy access bylaw and aggregation limit are consistent with current best practices and the proxy access provisions commonly adopted by companies with proxy access bylaws. We believe that the existing limitation of 20 stockholders strikes an appropriate balance between the various considerations involved in providing proxy access rights, including making proxy access accessible to our stockholders, assuring that such access is administratively workable for both the company and our stockholders and reserving the ability to utilize proxy access to stockholders with a significant economic stake in the company.

▶

In addition to making a meaningful proxy access right available to our stockholders, we have adopted an array of other strong corporate governance practices, detailed throughout our proxy statement, which assure that our stockholders have a voice in the nomination and election of our Board. All of our Board members are elected annually, and the Board expects an incumbent director to tender his or her resignation if such director receives a greater number of votes “against” his or her election than were voted “for” his or her election in an uncontested election. Further, all directors are subject to a mandatory retirement age. Stockholders may also recommend director nominees directly to our Corporate Governance and Ethics Committee or may utilize the advance notice provisions of our bylaws to nominate their own candidates outside of our proxy statement. Finally, we believe that stockholder engagement is an essential element of strong corporate governance and we actively engage with our investors to understand their perspectives on our company, including in respect of corporate governance matters. Accordingly, the Board believes the requested change to the company’s proxy access bylaw is both unnecessary and unwarranted.

Vote Required for Approval

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “AGAINST” the proposal. The proposal is not binding on the Board or the company.

Board Recommendation

The Board of Directors unanimously recommends a vote AGAINST this proposal.

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Other Information

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of Leidos common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	15,832,912 shares(1)	11.18%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	9,147,757 shares(2)	6.50%

Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	7,469,275 shares(3)	5.28%

JP Morgan Chase & Co. 383 Madison Avenue, New York, NY 10179	7,404,490 shares(4)	5.20%

(1)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 12, 2020 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly owned subsidiaries, reported that it has sole voting power over 195,211 shares, shared voting power over 49,325 shares, sole dispositive power over 15,597,618 shares and shared dispositive power over 235,294 shares.

(2)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 5, 2020 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 8,039,068 shares and sole dispositive power over 9,147,757 shares.

(3)

According to a Schedule 13G/A filed with the SEC by Vanguard on February 11, 2020, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2019, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

(4)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on January 24, 2020 in which JP Morgan Chase & Co., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 6,587,260 shares, shared voting power over 78,468 shares, sole dispositive power over 7,347,936 shares and shared dispositive power over 54,261 shares.

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Other Information

Stock Ownership of Directors and Officers

The following table sets forth, as of February 28, 2020, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.48% of our common stock. The percentage of beneficial ownership is based on 141,514,165 shares of our common stock outstanding as of February 28, 2020. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock	Stock units(1)	Option shares and RSUs(2)	Total shares beneficially owned

Directors

Gregory R. Dahlberg	6,003	—	14,051	20,054

David G. Fubini	13,388	—	46,403	59,791

Miriam E. John	17,457	67,359	44,510	129,326

Frank Kendall III	—	3,493	8,739	12,232

Robert C. Kovarik, Jr.	1,416	—	3,879	5,295

Harry M. J. Kraemer, Jr.	67,441	112,678	44,510	224,629

Gary S. May	7,766	—	28,204	35,970

Surya N. Mohapatra	12,903	—	14,051	26,954

Lawrence C. Nussdorf	42,442	—	44,510	86,952

Robert S. Shapard	17,388	—	46,403	63,791

Susan M. Stalnecker	6,003	—	14,051	20,054

Noel B. Williams	13,388	—	46,403	59,791

Named Executive Officers

Roger A. Krone	141,632	94,297	569,287	805,216

James C. Reagan	18,521	73,228	135,858	227,607

Jonathan W. Scholl	28,639	9,391	81,634	119,664

Jerald S. Howe, Jr.	2,000	2,084	16,352	20,436

Gerard A. Fasano	32,302	—	22,615	54,917

Angela L. Heise	32,524	—	1,017	33,541

All directors and executive officers as a group (23 persons)	467,776	386,156	1,255,907	2,109,893

(1)

Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(2)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following February 28, 2020.

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Other Information

Stockholder Proposals for the 2021 Annual Meeting

Any stockholder proposals intended to be presented at the 2021 annual meeting of stockholders must be received by us no later than November 20, 2020 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

Our proxy access bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees for inclusion in our Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed. Therefore, in connection with the 2021 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between October 21 and November 20, 2020.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later. Therefore, in connection with the 2021 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between January 1, 2021 and January 31, 2021.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

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Information About Voting Rights and Solicitation of Proxies

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of March 10, 2020 are entitled to notice of, and to vote at, the annual meeting. As of March 10, 2020, there were 141,847,138 shares of common stock outstanding and entitled to vote.

We have no other class of capital stock outstanding. A list of stockholders entitled to vote at the meeting will be available for inspection at 1750 Presidents Street, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

▶	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;
▶	Can be printed from the online voting site; or

▶	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of March 10, 2020 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of March 10, 2020,

on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

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Information About Voting Rights and Solicitation of Proxies

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee and cumulative voting applies only to the election of directors.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual

Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

▶	FOR all of the company’s nominees to the Board;

▶	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▶	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2021;

▶	FOR the amendment of the certificate of incorporation to eliminate cumulative voting;

▶	FOR the amendment of the certificate of incorporation to eliminate supermajority voting provisions; and

▶	AGAINST the stockholder proposal regarding changes to our proxy access bylaws.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

By Telephone: Call 1-800-690-6903.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: Attend the meeting at the company’s office at 1750 Presidents Street, Reston, Virginia 20190, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Simply attending the annual meeting will not revoke a proxy.

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. ET on April 30, 2020. For shares held in the

Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. ET on April 28, 2020.

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Information About Voting Rights and Solicitation of Proxies

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances,that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Matrix Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Matrix will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Matrix on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email.

Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and

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Information About Voting Rights and Solicitation of Proxies

prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current

Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

May I obtain a copy of the 2019 Annual Report on Form 10-K?

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to Leidos

Holdings, Inc., 1750 Presidents Street, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about March 20, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 1, 2020.

The proxy statement and annual report are available at www.proxyvote.com.

Information and reports on our website to which we refer in this proxy statement will not be deemed a part of, or otherwise incorporated by reference into, this proxy statement.

By Order of the Board of Directors

Raymond L. Veldman
Corporate Secretary
March 20, 2020

60    |    2020 Proxy Statement

Leidos Executive Leadership Team

A Kaleidoscope of Innovation

SCAN TO VIEW MATERIALS & VOTE w ATTN: STOCK PROGRAMS VOTE BY INTERNET—www.proxyvote.com or scan the barcode above 1750 PRESIDENTS STREET Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. RESTON, VA 20190 Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines. BY MAIL Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 1, 2020 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow ï§XXXX XXXX XXXX XXXX . Vote Confirmation is available 24 hours after your vote is received beginning April 16, 2020, with the final vote tabulation remaining available through July 1, 2020. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E97616-P34154 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY VOTE ON DIRECTORS—The Board of Directors recommends a vote FOR each of the nominees listed below. For Against Abstain 1. Nominees: 1a. Gregory R. Dahlberg ! ! ! 1b. David G. Fubini ! ! ! 1c. Miriam E. John ! ! ! VOTE ON PROPOSAL 2—The Board of Directors recommends For Against Abstain a vote FOR proposal 2. 1d. Frank Kendall III ! ! ! 2. Approve, by an advisory vote, executive compensation. ! ! ! VOTE ON PROPOSAL 3—The Board of Directors recommends For Against Abstain 1e. Robert C. Kovarik, Jr. ! ! ! a vote FOR proposal 3. 3. The ratification of the appointment of Deloitte & Touche LLP    1f. Harry M.J. Kraemer, Jr. ! ! ! as our independent registered public accounting firm for the ! ! ! fiscal year ending January 1, 2021. 1g. Roger A. Krone ! ! ! VOTE ON PROPOSAL 4—The Board of Directors recommends For Against Abstain a vote FOR proposal 4. 1h. Gary S. May ! ! ! 4. Approve an amendment to the certificate of incorporation to ! ! ! eliminate cumulative voting. 1i. Surya N. Mohapatra ! ! ! VOTE ON PROPOSAL 5—The Board of Directors recommends For Against Abstain a vote FOR proposal 5. 1j. Lawrence C. Nussdorf ! ! ! 5. Approve an amendment to the certificate of incorporation to ! ! ! eliminate supermajority voting provisions. 1k. Robert S. Shapard ! ! ! VOTE ON PROPOSAL 6—The Board of Directors recommends For Against Abstain a vote AGAINST proposal 6. 1l. Susan M. Stalnecker ! ! ! 6. Stockholder proposal regarding stockholder proxy access. ! ! ! 1m. Noel B. Williams ! ! ! Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage. Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

*ADMISSION TICKET* Please bring this top half of your proxy card, along with a government issued photo I.D. in order to gain admission to the meeting. You can view the Leidos Annual Report on Form 10-K and the proxy materials for the annual meeting on the Internet at www.proxyvote.com E97617-P34154 Proxy and Voting Instruction Card for the Annual Meeting of Stockholders—May 1, 2020 This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors    The undersigned hereby appoints Jerald S. Howe, Jr. and Raymond L. Veldman, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Company’s office, 1750 Presidents Street, Reston, Virginia 20190, on Friday, May 1, 2020, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2020 Annual Meeting of Stockholders”), as indicated on the reverse side.    For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2020 Annual Meeting of Stockholders, as indicated on the reverse side.    The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3, (iv) FOR Proposal 4, (v) FOR Proposal 5, (vi) AGAINST Proposal 6 and in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.    For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern Time on April 30, 2020. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern Time on April 28, 2020. Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope. (Continued and to be signed on reverse side.)